PART II – OFFERING CIRCULAR

ZIYEN INC.

PO Box 1500,

Bonita,

CA 91908

Phone: ++1 800 801 4703       Website:     www.ziyen.com

Best Efforts Offering of Shares

Each Share Comprised of One Common Share

Offering Price: $3.000 per Share

Offering: 5,000,000 Shares for $15,000,000

The proposed offering (the “Offering”) will begin as soon as practicable after this Offering Circular has been qualified by the United States Securities and Exchange Commission (“SEC”). The Shares are to be offered on a “best efforts” basis. The Offering will close upon the earlier of (1) the sale of 5,000,000 Shares, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company (the “Offering Period”). The Company is planning the first closing approximately 60 days after this Offering Circular has been qualified by the SEC. There is no minimum offering amount and funds raised may not be sufficient to complete the objectives of the Company set forth in this Offering Circular. If any prospective Investors subscription is rejected, all funds received from such Investor will be returned without interest or deduction.

OFFERING CIRCULAR DATED MARCH 5th, 2019

THERE IS NO PUBLIC MARKET FOR THE SECURITIES IN THE U.S.

Investing in the Shares involves risks. PLEASE REFER TO “RISK FACTORS” ON PAGE 3.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

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Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE COMPANY IS FOLLOWING THE “OFFERING CIRCULAR” FORMAT OF DISCLOSURE UNDER REGULATION A

SHARES OFFERED	PRICE TO PUBLIC	COMMISSION/FEES	PROCEEDS TO COMPANY
Per Share	$03.000	$0	$03.000
Total 5,000,000 Share	$15,000,000	$0	$15,000,000

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TABLE OF CONTENTS:

Currency:

All references to dollars in this Offering Circular are to United States dollars.

Item 3. Summary and Risk Factors

Offering Circular Summary

Tier 1 Offering under Regulation A+

This is a Regulation A+ Tier 1 offering where the securities will not be listed on a registered national securities exchange in the United States on qualification.

Ziyen

Ziyen Inc. was incorporated in the state of Wyoming, U.S.A. in April 2016.

Ziyen Inc. Business Address (30 N Gould St Ste R Sheridan, WY 82801) is a mail forwarding address and not the principal executive office.

Ziyen Inc. Corporate/Mailing address (PO Box 1500, Bonita, CA 91908)

Ziyen Inc. Registered Agent address in the state of Indiana (5534 Saint Joe Road, Fort Wayne, IN 46835)

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The Company operates three divisions. The company was originally a software company providing information on the oil, gas, power and energy sectors. Ziyen Intelligence specializes business information, contracts, news and information. Developing cutting edge procurement and supply chain software to provide clients with intelligence on industry specific government and private contracts. Seeing a unique opportunity, the company strategically pivoted and created an Oil and Energy Company securing the first oil asset in 2017. Ziyen Energy was created to capitalize on information and opportunities in the oil and gas marketplace with the intent to produce oil in the U.S. with advanced extraction methods and technology implemented and guided by career experts in the oil and gas industry. Ziyen intends to produce oil by securing and developing smaller, marginal oil fields in the U.S. that have been otherwise overlooked by major oil companies yet still provide multi-million- dollar yield potential. Ziyen Energy currently has 18 oil assets based in the Illinois Basin, which covers Illinoi, Indiana and Kentucky.  The third division is ZiyenCoin. This new division will focus on Oil Blockchain and work with the leading industry players with the goal of developing new technology to cut costs and push down oil production costs.

As of at the date of this Offering Circular, Ziyen has 32,024,377 Common Shares outstanding.

Since creation of the Company in 2016, its activities have been funded entirely by advances from management and shareholders. It is possible that the Company will not succeed in its financings and there is no assurance that alternative funding will be available. Should adequate funding not be available, management of the Company will have to make decisions as to how the Company can further on with its business plans.

The Company currently does not have funds to complete its Short-Term Objectives. To implement and complete the steps outlined in “Short Term Objectives” on page 18 of this Offering Circular, the Company will need to be successful in its fundraising efforts under this Offering Circular.

The Company requires additional sources of funding to continue developing the business in ITEM 6 – Use of Proceeds to the Issuer on page 31 of this Offering Circular and the long-term plan to market the company and develop the targeting into multiple markets, which may come from private placements, public offerings or joint venture arrangements.

Overview of the Services:

Vision Statement: From Information to Innovation - Ziyen Inc. has evolved from a software company providing information on oil and energy contracts to a company that is focused on providing innovative engineering solutions that will deliver a new concept of utilizing renewable energy to produce oil at a reduced cost to provide Ziyen Energy with a competitive advantage over all other oil producers in the Midwest marginal oil fields.

ZIYEN Inc. aka Ziyen (http://www.ziyen.com) is comprised of three business divisions, Ziyen Energy, Ziyen Intelligence and ZiyenCoin

Ziyen Energy Overview

Ziyen Energy has the focus on becoming a leader in the US domestic energy market. Making the shift from fossil fuels to renewable energy is leading global consciousness and is also the reason behind Ziyen Inc.’s innovative approach to oil production. Through acquisitions, Ziyen is building a portfolio of oil assets with a strategy to drive down oil production costs whilst utilizing the latest in renewable energy and enhance oil recovery techniques. The launch of the Ziyen Advantage program offers a more sustainable means of oil production in which proprietary technology will be used to reduce production costs and improve overall efficiency of a given oil well.

Ziyen Energy Recent Accomplishments

●	Over the last 18 months, Ziyen Energy acquired 18 oil and gas leases in the Illinois Basin.

●	Strategic footprint established covering over 1650 acres in the Illinois Basin.

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●	Ziyen Inc. was classified as an Operator by the Indiana Department of Natural Resources in October 2018, with the first group of wells bonded in the company’s name.

●	Ziyen started oil production in November 2018.

●	Ziyen Advantage Prototype Model developed, and should be ready for testing in 2019.

Ziyen Energy Strategic Plan

Ziyen Inc. is looking to replicate the acquisition strategy similar to that of Talisman, Apache and TAQA in the North Sea off the coast of Scotland in which they purchased assets that were divested by BP and Shell which had passed peak production.

Ziyen Inc. is looking to adopt a similar strategy but in a different regional location focused on the smaller Midwest oil basins.

It is our intention to exploit what can be seen as a very inefficient market. Ziyen Inc. intends to continue to acquire production at very advantageous levels, produce at favorable costs, and enjoy improved cost efficiencies through the Ziyen Advantage program. While, the shale gas play is dominating the US Midwest marketplace, the traditional crude oil market will remain a highly profitable market place.

Ziyen Inc. will also look to create geographic diversification in its portfolio by targeting other operating zones outside of Illinois, with the next target markets being Wyoming and Oklahoma.

Growing US and Global Market Opportunities

Currently the United States imports approximately 10.1 million barrels per day (MMb/d) of petroleum from approximately 84 countries. Petroleum includes crude oil, natural gas plant liquids, liquefied refinery gases, refined petroleum products such as gasoline and diesel fuel, and biofuels including ethanol and biodiesel. About 79% of gross petroleum imports are crude oil. (Source U.S. Energy Information Administration)

On a global scale during the next five years, the United States will surrender the title of the world's biggest oil importer to China and India. The International Energy Agency (IEA) sees oil production capacity rising by 6.4 million barrels a day to reach 107 million barrels a day. The agency maintained that there's no peak to oil demand in sight, but growth will start slowing down to about 1 million barrels a day by 2023.

Ziyen Inc. is entering a market place where the demand for oil, both domestically and globally, is increasing, therefore utilizing proprietary technology through the Ziyen Advantage program to reduce oil production costs provides the company with a tremendous cost advantage in an already growing market.

Illinois Basin

For some time, America’s top oil producing states have consistently been Texas, North Dakota, Alaska, Oklahoma and even California. However, many predict that the next big oil play in north America will be in Illinois—a state that has produced a total of 4 billion barrels of oil and approximately 4Tcf (trillion cubic feet) of natural gas already since the first oil wells were drilled in the early 20th century.

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The Illinois Basin has experienced flurries of activity and certain periods of stagnancy in the early 20th century, yet the region has consistently produced oil for local consumption for extended periods. In a region that spans 60,000 miles in southern Illinois, Indiana and Kentucky, records indicate the region experienced its first drilling in 1853 when explorers were interested in harvesting salt-water in order to preserve foodstuffs.

These first attempts to harvest water and the implementation of well casings to facilitate the management of water led to the accidental discovery of an equally lucrative commercially viable natural resource, oil.

After the first oil boom, technological advances in the field of seismology rendered more exact means to locate oil reservoirs and this steady commodification of oil in the Illinois Basin continued into 1940 with production reaching 147.6 million barrels.

As we have seen in many top OPEC nations, oil production can be greatly disrupted by the geopolitics of war, and the Illinois basin was not spared of this historically damaging phenomenon during WW2.

Yet, the Illinois basin never fully reached its production capacity as the technology used to produce the oil was conventional and oil pools were primarily approached with vertical drilling.

However, the conventional, easily accessed oil pools were likely overspill from a larger source underneath which is called the New Albany Shale—a region that geologists discovered was once a shallow seabed from the Devonian age that dates back 350 million years and covered the eastern region of North America.

A study published by the American Association of Petroleum Geologists poses interesting prospects of immense potential for the region as the article states geology for the New Albany Shale is very similar to other prominent and high yielding basins such as the Williston Basin, the Andarko Basin, the Appalachian Basin, The Michigan Basin. The same 2002 study estimated that New Albany Shale could potentially produce up to 300 billion barrels of oil.

Acquisition of oil assets

In June 2017, Ziyen Inc. acquired its first oil asset in the Illinois Basin, the Ross Lease in Gibson County.

The reserve report indicates 62,265 bbl. of proven oil reserves and 715,000 bbl. of possible oil reserves. Full details of the Petroleum Reserve Report are available at:

Exhibit 6.1 - Assignment of Oil and Gas Lease to Ziyen Inc

Exhibit 6.2 - Oil and Gas Reserve Evaluation Report

And contained in our 253G2 Filing at the SEC at the link below:

Ziyen Inc. 253G2 SEC Filing – Ross Oil Lease and Oil and Gas Reserve Evaluation

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Oil Sample Analysis: Ziyen Energy recently enlisted the services of Core Laboratories (UK), Petroleum Services Division in September to perform a compositional analysis of an oil sample sourced from the oil lease in Evansville, Indiana, referenced in Exhibit B - Oil and Gas Reserve Evaluation Report in Supplement No 1, filed on August 7, 2017.

High level points:

The reserve is a nice light crude, lacking any toxic, erosion or corrosion agents which will mean that our topside equipment should be easily maintained with a proper preventative maintenance regime.

The hydrocarbon ranging between C7 and C20 will minimize processing costs (no additional process complexity from H2S, waxes etc.), which means reaching premium as far as an unrefined crude goes.

There is nothing evident to suggest any other issue from the well product that could impact the ability to deliver to sales or flow with high availability: low water cut and minimized C2 - C4's: no hydrate issue, C36+'s are 7% mole weight so not much heavy end sludge (C60+), no amines, negligible benzene mean lower processing costs.

Low density, means that flow rates should be optimal

In summary, the news was exceptional. Ziyen Energy plans to use of the latest oil extraction methods for each well; —for oil which is compositionally of a high-grade light crude which will ensure oil production and output will reach optimal operational levels.

●	Exhibit 6.3 - Core Lab Compositional Analysis for Ziyen Inc.

Company policy generation in advance of site operation is underway. Examples of initial policies may be found with this offering and include:

●	Exhibit 6.4 - Non-Discrimination Policy
●	Exhibit 6.5 - Code of Ethics & Compliance Policy
●	Exhibit 6.6 - HSE Policy Statement
●	Exhibit 6.7 - Environmental Policy Statement

Ziyen Energy then implemented a strategy to acquire additional leases in close proximity to the Ross Lease, allowing the company to increase the overall acreage and to continue to build our strategic footprint in the Basin. By centralizing our operations in the one area, this will allow Ziyen Energy to enhance our cost efficiencies.

Since acquiring our first oil asset in the Illinois Basin in June 2017, Ziyen Inc. have acquired a further 17 oil assets with an overall acreage in excess of 1650 acres.

Bonding of First Wells and Moving into Production

On the 24th of October 2018, Ziyen Inc. was officially been registered as an Operator by the Indiana Department of Natural Resources, Division of Oil and Gas with the first five wells bonded under the Company’s name. The Potts Lease, based in Pike County, Indiana comprised of four producing oil wells and one injection well.

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●	Exhibit 6.8 - Letter Classifying Ziyen Inc. as an Operator and binding First Wells - Indiana Department of Natural Resources

The company has moved into production and will look to be selling Ziyen Inc.’s first oil to CountryMark’s refinery based in Mount Vernon, Indiana, by the middle of 2019.

CountryMark refinery processes 30,000 barrels of local crude oil per day, operating 24 hours per day, 365 days per year. The CountryMark refinery brings to the market 450 million gallons of finished fuel products per year. CountryMark is proud to be a reliable supplier of market-leading energy products and services for farms, fleets and families in Indiana, Illinois, Michigan, Ohio and Kentucky.

CountryMark sources local crude from the Illinois Basin, which includes southern Illinois, southern Indiana and western Kentucky. Transport trucks and a network of pipelines stretching 400 miles bring local crude oil into the refinery. Local crude oil that is locally refined provides a dependable source of domestic energy, which aides in domestic energy independence and security.

Ziyen Advantage Model

Ziyen Advantage Program Phase 1 – Utilizing Renewable Energy Infrastructure to drive oil production costs

The first part of the program is to utilize Renewable Energy Infrastructure to create the electricity to power the pump jack. This will not only drive down production costs but will allow us to operate off the grid. This is a significant technological advancement as the vast majority of systems currently use gas/diesel powered motors.

Ziyen Advantage Conceptual Design

The Conceptual Design of the Ziyen Advantage Module has been completed.

Renewable energy to power the well jack pump system including PV Photovoltaic technology (solar panels), interfaced with wind turbines and appropriate means of battery storage. This will be built in a bespoke modular container system that will take into consideration the field type and size which will save up to 30% in electricity costs.

The utilization of power generation from the return stroke of pump jacks to feed into the grid where available, will create tertiary revenue.

Provision of control systems and 4G technology will give instant monitoring of the well and pump systems, allowing the company to reduce downtime by being prepared for any issues associated with the well, motors or chemicals.

The Ziyen Advantage will allow for an improved management of chemicals with the implementation of the latest control systems and will result in an optimal and significantly increased production line.

This will enable us to develop fields that are not currently connected to electrical grid system, instead of using LPG or diesel in remote, off-grid locations.

IRC 48 Tax Credit - Investment in Renewable Infrastructure

Section 48 of the Internal Revenue Code provides a tax credit designed to incentivize companies to invest in renewable energy projects which might otherwise be cost prohibitive. The tax credit is integral to America’s successful transition to a clean energy economy.

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The Ziyen Advantage model of investing in renewable energy to reduce oil production costs, with the goal to replace it with a long-term revenue stream for the landowners in the Midwest, is unique to the industry. Ziyen Energy will follow a model of making a renewable energy investment in itself already being used by progressive companies such as Microsoft, Apple and Walmart.

The Tax credit will allow Ziyen Inc. to receive a 30% credit on any money it has invested in renewable energy. Thus, the tax credit will increase profitability of the company from oil and gas operations. The Ziyen Advantage Business Model in the following section will demonstrate how the model works.

The two models below show the difference between the traditional oil and gas model, and the Ziyen Advantage Model where the Tax Credit is applied.

Traditional Oil and Gas Model

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Ziyen Advantage Business Model

Ziyen Advantage Program Phase 2 – Enhanced Oil Recovery (EOR)

The second part of our program is to test (and where possible implement) EOR techniques by injecting polymers to increase the effectiveness of the water flood when injecting water into the wells. In the Midwest, when drilling a field, you may get up to 30% of the oil out of the reserve. Therefore, 70% is left behind. Utilizing this EOR, Ziyen can recover, on average, a further 8% to 12%, depending on the well.

The major operators left the basin over 30 years ago due to more lucrative projects abroad that allowed for a higher yield in profit and production without the high overhead costs, government taxes and strict legislation. It is safe to say that technology also remained stagnant as R&D investment did not increase for small to medium oil operators.

We believe that by working with experienced consultants from major operators we will be able to increase the recovery rates in the Illinois Basin and across the Midwest. Increasing recovery rates by 1%, it would still account for a significant incremental return.

Ziyen Inc. has recently appointed Dr. Thomas Ishoey as a consultant who has extensive experience in the development of Microbial Enhanced Oil Recovery (MEOR), which is the first EOR technique Ziyen Inc. is looking to deploy in the Illinois Basin.

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Microbial Enhanced Oil Recovery (MEOR)

Up to two thirds of all discovered oil is not recoverable by primary and secondary production. Successful tertiary or Enhanced Oil Recovery (EOR) requires an interdisciplinary understanding of reservoir geology, engineering, production history, injection water chemistry and microbiology.

EOR processes are divided into:

·	Thermal processes
·	Chemical methods
·	Miscible displacement processes
·	Microbial processes (MEOR)

For Chemical and Microbial processes to be effective the injection water chemistry must be known and potential limitation for the proposed EOR method understood.

The Benefits of MEOR is the ease it is scalable from small to large fields, as the application can be applied to selected individual injection wells. It is a low cost implementation compared to traditional EOR with low CAPEX and simple cost effective nutrient recipe. All reservoirs where oil can be mobilized during water flooding are candidates and the best application in sandstone reservoirs with good permeability.

The best results are obtained if applied during early stages of water flooding or in fields with previous inefficient water flood operation and limited in-field drilling. The other benefit of MEOR is it creates the and lowest environmental impact of all EOR technologies.

Ziyen Intelligence

Ziyen Inc. was originally established as a business information company, providing clients with intelligence on industry specific government and private contracts via B2B procurement web portals. After the diversification of creating Ziyen Energy, the company re-branded the software division as Ziyen Intelligence.

Legacy information portals include Rebuilding Iraq and Cable Contracts, as well as a new Oil Blockchain News and Ziyen IQ portal currently in development.

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www.rebuildingiraq.net Rebuilding Iraq is our first B2B Procurement Portal, and the flagship service for the company. We are currently the number one international source for information on tenders, contracts, news and marketing services in Iraq. Rebuilding Iraq is a procurement portal for US and European Companies with information on Oil and Construction Contracts in the Iraq Market. The World Bank estimates US$100 Billion will be spent in the reconstruction effort in Iraq.

This portal focuses on providing information on these projects for businesses. Content for this portal is sourced from 250 buyers included and not limited to: IOC’s (International Oil Companies), valve companies, construction companies: roads, buildings, bridges, etc. The service has in excess of 5,000 subscribers and 350,000+ followers on social media, with our largest being the Rebuilding Iraq Facebook page with ~ 149K followers. https://www.facebook.com/rebuildingiraq/

www.cablecontracts.net Cable Contracts is a global source for tenders, contracts, news and jobs in the Cable and Wire industry. Information encompasses all aspects of cable and wire: accessories, equipment, electrical, transformers, fiber optic, etc. used in electric power industry, oil and gas, data communication, rail transit, automobiles, defense, renewable, shipbuilding, and other industries. The aim of our portal is to improve the overall operational efficiency of the cable and wire industry by offering a one-stop shop procurement portal sourcing high quality suppliers to provide a better service to buyers. Our expertise and market knowledge make Cable Contract the number one choice for all sizes of companies looking for new business opportunities. This portal has global coverage.

wwwOilBlockChain.news Oil Blockchain News has been developed to become the leading international portal for news covering oil blockchain technology, smart contracts and how distributed data will transform the oil and gas industry. Oil Blockchain is the future business model of supply chain and eventually will be applied to the entire oil and gas value chain. Oil Blockchain News will provide informational updates on how oil operators, like BP and Shell, plan to use blockchain tech to completely transform how energy is bought and sold, and how the industry will revolutionize the day to day operations of potentially every oil operation on the planet. Developments in Artificial Intelligence (AI) will allow new technologies to tap massive new reserves of energy, such as the Utah oil sands, while radically reducing environmental risk. This portal will not sell any form of cryptocurrency and the revenue for this portal will be predominately through advertising.

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In addition to our news and information portal services, Ziyen Intelligence is now actively developing new “next-generation” information portals currently offering:

The Ziyen IQ software app is being developed to target small to medium size enterprises operating in the US Oil, Energy and Federal markets. The App will operate on a similar model to Rebuilding Iraq, but will be built as a fully functional, extensible mobile App platform rather than a desktop platform. Subscribers will have the capability to create a “Billboard” page, giving them a marketing presence on our site and membership in our business directory. High visibility and traffic will provide companies with more organic enquiries to their website/business, which from a sales perspective is normally some of the best leads a company receives. Primary initial markets for this portal will be the US and the UK:

▪	In the US there are over $28 million small businesses
▪	Each year, over $350 billion worth of contracts are awarded
▪	US Government has a minimum of 23% earmarked for small businesses.
▪	There are over 1.5 million contracts published each year.

The Ziyen IQ App is currently under beta testing, with official launch targeted for rollout in 2019

The subscription to these portals will be on a monthly or annual recurring billing model, ranging from $99 to $399 per month, depending on the specific services the client is looking for, and can be stopped at any time. We will have a huge captive audience globally of sales, business development and senior management who are looking to win new business, therefore these add on services will provide a bolt on upgrade product to target that market place.

On average less than 10% of companies winning government contracts and public sector tenders use an outside company to provide them this information, and currently less than 5% of registered businesses actually bid on these contracts. Therefore, the potential growth in the market place is huge.

ZiyenCoin

ZiyenCoin is a new division created by Ziyen Inc., which will focus on Oil Blockchain and work with the leading industry players with a focus on developing new technology to cut costs and push down oil production costs.

Given the data-intensive opportunities available through the growth and expansion of the Internet, the Oil Industry sees blockchain as an important vessel to carry the industry’s data transformation forward.

Supply chain is often a good place to start in assessing practical value of Oil Blockchain. Companies could forge better agreements with producers, suppliers, financial experts, record-keeping departments, and third-party vendors, potentially leading to reduced costs, streamlined management and a clearer understanding of the assignments and expectations of each player on the field. Innovation isn’t just about influencing existing business models in a positive and productive way. It’s also about how to monetize new ideas.

Oil and gas companies have struggled to evolve under the challenges of price volatility in recent years which creates the uncertainty that often leads to massive cost-cutting efforts, reduced exploration, and layoffs. This has forced oil and gas companies to drastically rethink how they operate and identify innovative ways to improve transactional efficiencies.

Alastair Caithness, CEO, will be speaking at the upcoming world leading Oil and Gas Blockchain Summit. - https://blockchainoilgassummit.com/

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The Blockchain Oil & Gas Summit will offer a strategic understanding of how Blockchain Technology can make your energy business more secure, compliant, efficient and profitable. Fortune 500 executives alongside the creative technologists driving Blockchain adoption will share specific tactics for how to incorporate Blockchain into your enterprise transformation.

• Presentation: Beyond Bitcoin - Game Changing Cost Savings through Security Token Offering (STO)

• Other Speakers include

• CHAIR - Dr. Claudio Lima, Ph.D., Blockchain Engineering Council Co-founder

• BP - Balaji Ramakrishnan, Director Procurement & Supply Chain

• Chevron - Raquel B Clement, Global Operations and Maintenance Manager

• ExxonMobil - Ken Ebest, Application Architect

• Halliburton - Dr. Satyam Priyadarshy, MBA, Ph.D, Chief Data Scientist

• Department of US Homeland Security Customs and Border Protection - Vincent Annunziato, Director, Business Transformation & Innovation

• Halliburton - Dr. Robello Samuel, Chief Technical Advisor and Technology Fellow

• Weatherford - Melissa Bohannon, Director of Trade Compliance

• Breakthrough Fuel - Jeff Lang, Vice President Digital Transformation

• Proline Energy Resources Inc. - Vikrant Lakhanpal, Petroleum Engineer

Full details of the event are available in Exhibit 6.9 – Program detailing Overview of Blockchain Oil and Gas Summit

ZiyenCoin is working with the major operators and will be at the forefront of this development. The company is targeting to offer a private placement Security Token Offering (STO) to accredited investors under SEC Rule 506(c) later in 2019 Q2.

Market Analysis and Opportunity

On the Energy side...

While use of renewables is growing, it still only accounts for ~ 17% of the American Energy marketplace. While that percentage is growing, there is a window of opportunity today.

Bigger oil companies such as Exxon Mobil, are able to operate out of very large sites in Mid-East countries such as Iraq. Two such massive sites, as an example West Qurna 1 and West Qurna 2 have over 9.8B and 12B barrels of oil respectively. These two massive fields are only negotiated with one entity, and extraction costs are around one-third of the price due to their location in Iraq. This allows for these companies to maximize their profits.

The U. S. Marketplace, by comparison, is very fragmented with over 300,000 individual, smaller oil leases across the country as such, it is not cost effective for a large company to pursue that market. This is where Ziyen will be able to capitalize. Ziyen is a very lean operation by comparison, with a vastly lower overhead. As long as the extraction costs are lower than the price per barrel, and Ziyen is able to make a margin of profit, it will allow the company to move forward, grow, and acquire additional oil leases. Every well that Ziyen turns back on will contribute to employment (especially in rural communities, where it is sorely needed), and will increase America’s energy independence/sustainability as the country transitions to renewables.

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By generating renewable energy through our Ziyen Advantage Program at a cheaper rate than pulling electricity off the grid to power the pump jack, Ziyen Inc. will have a competitive advantage to produce oil at a cheaper rate that every other operator in the Midwest.

On the Intelligence side...

Currently there are services providing information on tenders and contracts, but they are designed as a one stop shop covering every single type of industry or product featured on the website, with the majority coming from India. Each website features thousands of products and services, non-related by industry.

This one-size fits all approach has created some successful companies, but there is no recognized global leader in the marketplace. The percentage of companies using this service in most countries is still very small.

On average less than 10% of companies winning government contracts and public sector tenders use an outside company to provide them this information, and currently less than 5% of registered businesses actually bid on these contracts. Therefore, the potential growth in the market place is huge.

However, in addition to the potential growth, at Ziyen we are looking to stand on the shoulders of those of who have gone before us and take the service to the next level, by creating an all-encompassing a B2B Procurement Portal which offer additional services to people operating in that particular specific industry. This includes a section for private buyers to publish contracts, feature in a procurement directory, jobs board and news websites.

The website will operate as a freemium model with a number of the services available for free in order to grow each website quickly, with the strategy to upsell the service to those interested in receiving the information to win new business.

Therefore, this targeted approach allows us to create the trust from those operating in that Industry as they now have all the information required to continuing to return to their specific industry sector portal on a daily basis.

On the Oil Blockchain side …..

The implementation of blockchain technology in the oil and gas commodity marketplace has the ability to reduce the costs associated with maintaining, updating, and securing a proprietary trading system. Additionally, and perhaps more significantly it can reduce the costs associated with labor, data management, data visibility, settlement delays, dispute resolution, and inter-system communication — all without compromising proprietary data, information sources, or trading methods that currently give companies competitive edge.

With such a momentous change about to happen in the Oil and Gas Sector, it is the intention of Ziyen Inc. to become a fundamental player in this change.

Board of Directors

Alastair Campbell Caithness is CEO and Founder of Ziyen Inc., Alastair leads the company in its mission. He oversees all company operations including investor relations, the leadership of the Board of Directors, and daily business activities. Alastair has developed in-depth knowledge of Regulation A+ process, Title IV of the JOBS Act, Regulation D, Regulation S, Security Token Offerings (STO) and continues to maintain knowledge of the process, current regulatory requirements and works with the company’s Legal Team and SEC attorneys to maintain compliance. In the past Alastair was Head of Sales & Marketing for a leading e-procurement company working for the UK government, set up an oil and gas project tracker in the Middle East and operated globally as a Business Development Manager for an international cable portal. He is originally from Scotland, with a BA Honors in Business Studies from the Robert Gordon University, Aberdeen, Scotland and now lives and resides in San Diego.

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Dean Holter joins the Ziyen Inc. Board as CFO and General Counsel. Dean is an attorney, serving as both CFO and General Counsel to Ziyen Inc. Dean has many years’ experience serving businesses as both General Counsel and Chief Financial Officer. Prior to joining Ziyen, Dean served as General Counsel and CFO to Christensen Global Strategies, an international consulting firm whose clients have included United Nations Foundation, Clinton Global Initiative, Duke Energy, FEMSA, and Microsoft, among other Fortune 500 companies. While at Christensen Global Strategies, Dean also served as the project lead in the successful purchase of several commercial scale solar projects in California and Oregon, contracting with Renewable Technology Development. Prior to Christensen Global Strategies, Dean served as the General Counsel and General Manager of Idaho Capital, a private collateralized real estate lending group.

Josh Berg joins Ziyen Inc. Board as Director of Capital Markets. Josh Berg is an experienced investment professional with over 20 years of institutional capital markets, investor relations, investment banking, and equity investment management expertise. Mr. Berg is well- versed and skilled at identifying value at all stages of a corporate life cycle and specializes in strategically building institutional shareholder bases for multinational organizations. Mr. Berg’s institutional investor relationships collectively manage more than $300 billion in equity value. Prior to founding Berg Capital Markets, LLC, Mr. Berg developed expertise in institutional equities with bulge bracket and boutique centric investment banks including Leerink Partners, Wells Fargo Securities, and Pacific Growth Equities. Previous to Mr. Berg’s 11 years of investment banking experience, he facilitated the raise of over $2.0 billion in equity securities for Jurika & Voyles, LP, a value-based institutional equity investment management firm based in Oakland, California.

David Ronald Rogers joins the Ziyen Inc Board as the Vice President and is responsible for product strategy, planning, and engineering execution. David’s role is to inform, guide and collaborate with our team to develop and execute our vision. David brings more than 25 years of technology, software engineering, and product delivery experience, including 17 in key leadership positions at PTC, Inc. – a $1.3 Billion software company listed on the NASDAQ. As Director of Software Quality Assurance, Rogers led geographically distributed, multinational teams involved validation of a wide range of visualization, PLM, SLM and IOT software products. Rogers holds a BS in Aeronautical Engineering from Embry-Riddle Aeronautical University.

Chris Knox joins the Ziyen Inc. Board as Director of Supply Chain Intelligence. Chris is a Senior Contract Adviser with over 22 years’ experience contracting in West Africa, Middle East and the North Sea Sectors for Total, BP, their stakeholders & national oil companies. Chris is currently operating out of Qatar for North Oil Company as Lead Contracts Adviser for Drilling and Completion Operations on the Al Shaheen Field Development, one of the largest oil fields in the world to date.  He has negotiated contracts in excess of 8 billion dollars in his career. Chris is an expert across a variety of different functions in the upstream sector of the oil and gas industry including sourcing rigs, associated equipment and services packages. His expertise will provide guidance for a number of functions including the development of contracting strategies and procurement documents; preparation and presentation of tender plans; bid lists and award recommendations; cost savings, evaluation and negotiation of contracts and local content and regulatory requirements.

David Menzies Johnston aka ‘Mingus Johnston’ joins the Ziyen Inc. Board to develop the company brand and establish a strong corporate identity for the US Stock Market. His role is to develop and create new marketing strategies for Ziyen Inc. to ensure our brand development aligns with our business strategy and goals to build trust with our customers, shareholders, stakeholders and future investors. Mingus will be producing and directing all of our corporate videos and is an actor of the highest quality having appeared in numerous movies including Kingsman 2, Jack the Giant Slayer, and Mission Impossible – Rogue Nation. Mingus is President of his own film production company which focuses on working with new tech start-up companies.

Allen Lieb joins the Ziyen Inc. Advisory Board as Government Advisor to provide guidance to the CEO and Senior Management Team with over 40 years technical knowledge and expertise in business and operating with all levels of the US government.  Allen is a decorated US Navy SEAL veteran with 10 years of service in operations across South East Asia, Central and South America.  Allen has operated his own Architectural firm in Boston, with over 45 years of experience designing and overseeing the Construction Administration on multi-million dollar projects. His experience covers a wide range of project types including educational facilities, banks, housing, industrial and commercial buildings, manufacturing facilities, as well as the design of correctional facilities, police and fire stations.  Allen is a member of the American Institute of Architects, and a graduate and lecturer from the Boston Architectural College.

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Leadership Team and Advisory Board

Dr Johannes Philipp Stratmann joins the Advisory Board of Ziyen Inc. as Renewable Energy Consultant. Dr. Stratmann has a deep and rich background in corporate advisory across the energy sector, from fossil to sustainable and renewable resources, including the development and deployment of disruptive greenhouse gas reducing projects. Dr Stratmann has led and structured negotiations for JVs, partnerships, offtake agreements, project finance solutions and governmental grants, and loan guarantees. Dr. Stratmann has in depth knowledge of environmental markets including waste streams and carbon trading. Dr. Stratmann is currently Vice President of Velocyc, Inc. and is leading the implementation of the company’s renewable fuels strategy for North America. For 5 years he operated as General Manager of Global Development for Intermoor Inc. (Acteon Group) West Africa, Houston, USA and Lagos, Nigeria, establishing a corporate development function and built a team of analysts to support global CAPEX requests, monitor competitors, study market developments and coordinate global performance improvement projects. Dr Stratmann also worked for Ernst & Young LLP as a Senior Executive (Operational Advisory Services) in their main London, UK Division, focusing on operational sell side due diligence, exit readiness, and carve out support in the energy, industrial, aviation, and manufacturing industries. Dr. Stratmann holds an Engineering Doctorate (EngD) in Project Management from the University of Southampton, UK.

Stefan Sageder joins the Ziyen Inc. Advisory Board as Geophysicist Consultant who will advise on upcoming Ziyen Energy oil and gas future projects. Stefan has 10 years industry experience with the majority working for oil company, TOTAL, across various outposts around the globe including France, Qatar and Gabon. His expertise lies strongly in identifying, analyzing and determining the survivability and potentiality of mature wells in challenging geological contexts utilizing the most cost effective and efficient methods including seismic interpretation, seismic reservoir characterization using inversion data, well planning and delivery as well as 2G&R studies. Stefan has a track record of leading geoscience departments in providing assessments and appraisals of a company’s oil assets and utilizing data collected in order to determine the potential capacity of a given field by providing feasibility studies in seismic reservoir monitoring and 4D interpretation. Stefan holds a Master of Science in Petroleum Geophysics from the University of Leoben, Austria and a Bachelor of Science from the University of Leoben, Austria in Applied Geosciences.

Dr. Thomas Ishoey joins the Advisory Board as Biochemistry and Chemical Engineering Consultant. Dr. Ishoey has extensive experience in development and commercialization of applied microbiology and biotechnology applications including Microbial Enhance Oil Recovery (MEOR) as the application of biological processes to facilitate, increase, or extend oil production from a reservoir. He has pioneered the understanding of microbial communities at the single cell level by use of micromanipulation and developed technology to improve recovery performance by mobilizing oil left behind by primary production mechanisms, or secondary water flooding operations. Dr. Ishoey holds a master’s degree in chemical engineering and a doctorate in biotechnology, both from the Technical University of Denmark. He has also worked as visiting researcher at University of California, Los Angeles (UCLA) for a two-year period.

Paul Bristol joins the Advisory Board as Corporate Financial Consultant.  Paul has a a proven track record with over 40 years experience of accelerating revenue growth through strategic and tactical development of structural operations working with investment banks and venture capital groups to drive business growth, market development fostering performance improvement and assist companies in raising start-up and investment capital.  Paul has extensive experience in the energy sector having spent the majority of his working career in the oil and mining industries. During his career he has led a number of companies including KCA Drilling, Oilfields Inspection Services and the London Oil Club. Paul also formed the Iraq Intelligence Report whose research was distributed to BNP Paribas Bank, Bloomberg and Reuters, as well as organizing a conference in Baghdad on behalf of the Iraq Ministry of Oil.

Ron Caithness joins Ziyen UK Ltd. as General Manager of our UK branch office in Aberdeen. Ron’s role as GM is responsible for strategy, structure, budgets, people, financial outcomes and managing both the revenue and cost elements of the company. Ron is a career banker with over 35 years of experience operating throughout the UK, with a significant portion spent in Branch Banking and involved in Personal, Small Business and Corporate Banking.  Latterly operated as a Regional Manager and ultimately as Head of the Branch Network for the UK. Ron was Awarded a Fellowship from the Institute for services to Banking, FCIBS. Following his banking career, Ron set up his own Consultancy Business specializing in support to Small Business and the Agricultural Sector with loan negotiation as a critical component. Ron is also a keen sportsman, and still plays competitive curling and golf.

Greg Simpson joins the company as Head of Business Intelligence to setup the Ziyen UK Software Division based in Aberdeen, Scotland.  Greg is responsible for developing and implementing a comprehensive internal and external sales and marketing operational plan with a goal to increase revenues and profits. Greg has developed the Rebuilding Iraq Portal to be a key information source in the Iraq market for oil and construction contracts and will oversee the launch of the procurement app. Greg has 5 years’ experience leading Sales and Business Development teams in the UK Government Procurement Sector, selling business intelligence services and already has a proven track record in setting up external Business Development teams, having developed a successful remote sales operation in the business district in London. Greg graduated from the University of Aberdeen in 2011 with a 1st Class Hons Degree covering a combination of Physiology and Psychology.

Ian Gordon joins the Advisory Board as Executive Advisor. Ian brings a wealth of financial and corporate banking experience with over 38 years working for Royal Bank of Scotland (RBS) having worked in various locations including Edinburgh, London, Houston and Madrid. During seven years in Houston he was seconded for two years to open an office on behalf of the then Scottish Development Agency and was a founder director of what is now the British American Business Council in Houston. Ian represented RBS for three years in Spain as Director and General Manager of the joint venture with Banco Santander and also as a Director of RBS Gibraltar.  On taking an early retirement from RBS he later opened the Aberdeen Branch of HSBC. He is a committee member of the Energy Institute Aberdeen Highlands and Islands Branch and Treasurer of the Grampian Houston Business Association.

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Long Term Objectives

The Ziyen Intelligence long term objective is to establish Ziyen Intelligence as the leading international business intelligence and information company targeting hundreds of industry sectors globally in multiple languages providing key contract and tender information for business development and sales operations.

The Ziyen Energy long term objective, it is to:

●	Deliver optimum operational excellence and safety standards
●	Produce and sell oil in the U.S.
●	Expand oil holdings in the U.S. Acquire capped oil wells/fields in the U.S.
●	Maintain low operational overhead for financial resilience, despite low oil prices
●	Establish Ziyen Energy as the fastest growing new domestic operator in the U.S.

Short Term Objectives

The Ziyen Energy short term objective is acquiring North American oil fields in which oil production is predictable and steady in order to expand the onshore business of the company and start to provide testing for the Ziyen Advantage unit.

The Ziyen Intelligence short term objectives are to complete the development of the Ziyen IQ App, built as a fully functional, extensible mobile App platform, to provide suppliers with industry specific tender and project information across geographic regions. Initial rollout will be in the UK.

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Risk Factors

Summary of Risk Factors

An investment in the Shares involves various risks. These include risks that are widespread and associated with any form of business and specific risks associated with the Company's business and its involvement in the insurance and tech market generally. Prospective investors should carefully consider the following risk factors, in addition to the other information presented in this Offering Circular, before making an investment decision. An investment in the Shares is suitable only for investors who understand the risk factors associated with this type of investment and who can afford a loss of all or part of the investment. You should carefully consider the matters discussed beginning on page 3 of this Offering Circular before you decide whether to invest in the Shares. Some of the risks include the following:

(1)	The domestic and global supply and demand for oil and natural gas, creating a volatile oil price market.

(2)	The new or changing government regulations, including those relating to environmental matters, permitting or other aspects which will affect of our operations;

(3)	The Regulatory and legislative changes in the Oil Industry and increased cost of compliance can have a significant risk on the Ziyen Energy business. Following the BP Deepwater Horizon oil spill in the Gulf of Mexico, tighter safety and environmental guidelines are requiring massive investment on the industry’s part.

(4)	Natural disasters and extreme weather conditions including the impact of hurricanes and tropical storms are a high risk factor that Ziyen Energy has no control, and can become a major concern for the company..

(5)	The willingness and ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain oil price and production.

(6)	Company's limited history: The Company is in the early stage of development and must be considered a startup. As such, the Company is subject to many risks common to such enterprises, including under capitalization, cash shortages, limitations with respect to personnel, financial and other resources and the lack of revenues.

(7)	Company's negative operating cash flow: The Company currently has no revenues from its operations and may use the proceeds of the Offering to fund any negative operating cash flow.

(8)	Future financing requirements: The Company will need additional financing to continue in business and to implement the developments identified in ITEM 6 of this Offering Circular and there can be no assurance that such financing will be available or, if available, will be on reasonable terms.

(9)	The Company cannot guarantee that the Ziyen Intelligence services will be used by companies in multiple industry sectors.

(10)	The Company’s commercial viability depends on the awareness of the Ziyen Intelligence service in entering different market places, therefore the marketing and advertising funding is key.

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(11)	Other key risk factors out of the Company’s control include how suppliers are invited to bid on contracts, updates to government procurement legislation and changes in the structure of tender documents. The effect of these factors cannot be accurately predicted.

(12)	Governmental and regulatory requirements: Government approvals and permits are currently, and may in the future be, required in connection with the Company's operations. Where required, obtaining necessary permits and licenses can be a complex, time consuming process and the Company cannot assure that required permits will be obtainable on acceptable terms, in a timely manner or at all. The costs and delays associated with obtaining necessary permits and complying with these permits and applicable laws and regulations could stop or materially delay or restrict the Company from proceeding with the development of an exploration project or the operation.

(13)	Limited public trading market: The Company’s Common Shares are currently not listed on a public market in the United States.

(14)	Dividends: Payment of any future dividends will be at the discretion of the Board of Directors after taking into account many factors, including the Company's operating results, financial condition and current and anticipated cash needs.

The Company’s Limited History

The Company is in the early stage of development and must be considered a start-up. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and the lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of its early stage of operations. The Company has limited financial resources has no source of operating cash flow and there is no assurance that additional funding will be available to it for further exploration and development of the Company's properties or to fulfill its obligations under any applicable agreements. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company's sole property.

Negative Operating Cash Flow

The Company currently has minimal revenues from its operations and may use the proceeds of the Offering to fund any negative operating cash flow.

Going Concern Risk

The business of developing and marketing technological properties involves a high degree of risk and, therefore, there is no assurance that current marketing programs will result in profitable operations. The Company cannot guarantee that the service will be used by companies in multiple industry sectors. or the Oil and Energy Division, the company cannot guarantee the political risk due to the changes in regulations and government regulations.

The geological risk with difficulty of extraction and the possibility that the accessible reserves in any deposit will be smaller than estimated

Other major risks affecting Ziyen Energy include, the risk with the volatile fluctuations in the price of oil, supply and demand risks and operational costs. The more onerous the regulation and the more difficult the drill, the more expensive a project becomes. Investors should not invest any funds in the Offering unless they can afford to lose their entire investment.

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Development and Operations Risks

The development and marketing of technological applications involves significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate.

While the service to provide business intelligence, information on contracts already functions in one market segment. Major expenditures may be required to develop the product to target hundreds of market places simultaneously, and the considerable cost to market the business to target those sectors to ensure profitability.

Whether the Ziyen Services will be commercially viable depends on a number of factors, some of which are: the awareness of the service, competitors in the same market, consumers’ experience with the Company’s customer services department; changes in and application of government regulations, including regulations relating to internet usage, and taxes on internet purchases. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

Technology operations generally involve a high degree of risk. Such operations are subject to worldwide market/developer activity, even some such activities that may enjoy sovereign government support.

The Company’s long-term profitability depends on cost effective acquisition and development of new reserves; if the Company is unsuccessful, its results of operations and financial condition would be materially and adversely affected.

A significant portion of the Company’s revenues and the majority of its operating results will be derived from the sale of oil and gas that the Company extracts from underground reserves developed as part of its Exploration & Production activities. The development of oil and gas fields, the construction of facilities and the drilling of production or injection wells is capital intensive and requires advanced technology. Due to constantly changing market conditions and difficult environmental challenges, cost projections can be uncertain.

Future Financing Requirements

The Company will need additional financing to continue in business and to implement the programs set out in ITEM 6 – USE OF PROCEEDS TO ISSUER on page 31 of this Offering Circular and there can be no assurance that such financing will be available or, if available, will be on reasonable terms. If financing is obtained by issuing Common Shares from treasury, control of the Company may change and investors under the Offering may suffer additional dilution. To the extent financing is not available, programmer commitments, advertising payments, and retailer payments, if any, may not be satisfied and could result in a loss of earning opportunities by the Company.

The Company May Not Be Able to Obtain Additional Financing

Even if the Company is successful in selling the maximum number of Shares in the Offering, the Company may require additional funds to continue and grow its business. The Company may not be able to obtain additional financing as needed, on acceptable terms, or at all, which would force the Company to delay its plans for growth and implementation of its strategy which could seriously harm its business, financial condition and results of operations. If the Company needs additional funds, the Company may seek to obtain them primarily through additional equity or debt financings. Those additional financings could result in dilution to the Company's current shareholders and to you if you invest in this Offering.

Dependence Upon Key Personnel:

The Company, in order to successfully implement its growth plans, is dependent upon its current Board of Directors which includes Alastair Caithness, CEO. The loss of any party could have a material adverse effect upon the Company’s business prospects. The Company will depend heavily on its management team to effectively implement its Business Plan. The success of the Company will be largely dependent upon the performance of its key officers.

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Changes In Employment Laws Or Regulation Could Harm The Company's Performance.

Various federal and state labor laws govern the Company's relationship with our future employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers' compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

You Will Not Have Significant Influence On The Management Of The Company

Substantially all decisions with respect to the management of the Company will be made exclusively by the officers, directors, managers or employees of the Company. You will have a very limited ability, if at all, to vote on issues of Company management and will not have the right or power to take part in the management of the Company and will not be represented on the board of directors or by managers of the Company. Accordingly, no person should purchase Shares unless he or she is willing to entrust all aspects of management to the Company.

The Company's Bank Accounts Will Not Be Fully Insured

The Company's regular bank accounts and the escrow account for this Offering each have federal insurance that is limited to a certain amount of coverage. It is anticipated that the account balances in each account may exceed those limits at times. In the event that any of Company's banks should fail, the Company may not be able to recover all amounts deposited in these bank accounts.

Difficulty of Planned Expansion

The Company plans to continue to expand its level of operations following this offering. To manage its growth effectively, the Company must continue to improve and expand its existing resources and production systems. To do so, it must attract, train and motivate qualified managerial, financial, sales and marketing personnel. There can be no assurance, however, that the Company will be able to successfully achieve these goals.

The Company's Business Plan Is Speculative

The Company's present business and planned business are speculative and subject to numerous risks and uncertainties. There is no assurance that the Company will generate significant revenues or profits.

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The Company's Expenses Could Increase Without a Corresponding Increase in Revenues

The Company's operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on the Company's consolidated financial results and on your investment. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, (5) increases in borrowing costs, and (5) unexpected increases in costs of supplies, goods, materials, construction, equipment or distribution.

Computer, Website or Information System Breakdown Could Affect the Company's Business

Computer, website and/or information system breakdowns as well as cyber security attacks could impair the Company's ability to service its customers leading to reduced revenue from sales and/or reputational damage, which could have a material adverse effect on the Company's consolidated financial results as well as your investment.

Additional Financing May Be Necessary for The Implementation Of Our Growth Strategy

The Company may require additional debt and/or equity financing to pursue our growth and business strategies. These include but are not limited to enhancing our operating infrastructure and otherwise respond to competitive pressures. Given our limited operating history and existing losses, there can be no assurance that additional financing will be available, or, if available, that the terms will be acceptable to us. Lack of additional funding could force us to curtail substantially our growth plans. Furthermore, the issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our shares.

Our Operating Plan Relies in Large Part Upon Assumptions And Analyses Developed By The Company. If These Assumptions or Analyses Prove To Be Incorrect, The Company's Actual Operating Results May Be Materially Different From Our Forecasted Results

Whether actual operating results and business developments will be consistent with the Company's expectations and assumptions as reflected in its forecast depends on a number of factors, many of which are outside the Company's control, including, but not limited to:

●	whether the Company can obtain sufficient capital to sustain and grow its business
●	our ability to manage the Company's growth
●	whether the Company can manage relationships with key contractors and suppliers
●	the timing and costs of new and existing marketing and promotional efforts

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●	competition
●	the Company's ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel
●	the overall strength and stability of domestic and international economies
●	Unexpected US Government Shutdowns affecting operations
●	Unfavorable changes in any of these or other factors, most of which are beyond the Company's control, could materially and adversely affect its business, consolidated results of operations and consolidated financial condition.

The Company Needs to Increase Brand Awareness

Due to a variety of factors, the Company's opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the Company's brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in the Company's market increases. Successfully promoting and positioning the Company's brand, products and services will depend largely on the effectiveness of the Company's marketing efforts. Therefore, the Company may need to increase the Company's financial commitment to creating and maintaining brand awareness. If the Company fails to successfully promote the Company's brand name or if the Company incurs significant expenses promoting and maintaining the Company's brand name, it would have a material adverse effect on the Company's consolidated results of operations.

A Data Security Breach Could Expose the Company To Liability And Protracted And Costly Litigation, And Could Adversely Affect The Company's Reputation And Operating Revenues

To the extent that the Company's activities involve the storage and transmission of confidential information, the Company and/or third-party processors will receive, transmit and store confidential customer and other information. Encryption software and the other technologies used to provide security for storage, processing and transmission of confidential customer and other information may not be effective to protect against data security breaches by third parties. The risk of unauthorized circumvention of such security measures has been heightened by advances in computer capabilities and the increasing sophistication of hackers. Improper access to the Company's or these third parties' systems or databases could result in the theft, publication, deletion or modification of confidential customer and other information. A data security breach of the systems on which sensitive account information is stored could lead to fraudulent activity involving the Company's products and services, reputational damage, and claims or regulatory actions against us. If the Company is sued in connection with any data security breach, the Company could be involved in protracted and costly litigation. If unsuccessful in defending that litigation, the Company might be forced to pay damages and/or change the Company's business practices or pricing structure, any of which could have a material adverse effect on the Company's operating revenues and profitability. The Company would also likely have to pay fines, penalties and/or other assessments imposed as a result of any data security breach.

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The Company Depends On Third-Party Providers For A Reliable Internet Infrastructure And The Failure Of These Third Parties, Or The Internet In General, For Any Reason Would Significantly Impair The Company's Ability To Conduct Its Business

The Company will outsource some or all of its online presence and data management to third parties who host the actual servers and provide power and security in multiple data centers in each geographic location. These third-party facilities require uninterrupted access to the Internet. If the operation of the servers is interrupted for any reason, including natural disaster, financial insolvency of a third-party provider, or malicious electronic intrusion into the data center, its business would be significantly damaged. As has occurred with many Internet-based businesses, the Company may be subject to 'denial-of-service' attacks in which unknown individuals bombard its computer servers with requests for data, thereby degrading the servers' performance. The Company cannot be certain it will be successful in quickly identifying and neutralizing these attacks. If either a third-party facility failed, or the Company's ability to access the Internet was interfered with because of the failure of Internet equipment in general or if the Company becomes subject to malicious attacks of computer intruders, its business and operating results will be materially adversely affected.

The Company Has Made Assumptions In Its Projections and In Forward-Looking Statements That May Not Be Accurate

The discussions and information in this Offering Circular may contain both historical and "forward- looking statements" which can be identified by the use of forward-looking terminology including the terms "believes," "anticipates," "continues," "expects," "intends," "may," "will," "would," "should," or, in each case, their negative or other variations or comparable terminology. You should not place undue reliance on forward-looking statements. These forward-looking statements include matters that are not historical facts. Forward-looking statements involve risk and uncertainty because they relate to future events and circumstances. Forward-looking statements contained in this Offering Circular, based on past trends or activities, should not be taken as a representation that such trends or activities will continue in the future. To the extent that the Offering Circular contains forward-looking statements regarding the financial condition, operating results, business prospects, or any other aspect of the Company's business, please be advised that the Company's actual financial condition, operating results, and business performance may differ materially from that projected or estimated by the Company. The Company has attempted to identify, in context, certain of the factors it currently believes may cause actual future experience and results to differ from its current expectations. The differences may be caused by a variety of factors, including but not limited to adverse economic conditions, lack of market acceptance, reduction of consumer demand, unexpected costs and operating deficits, lower sales and revenues than forecast, default on leases or other indebtedness, loss of suppliers, loss of supply, loss of distribution and service contracts, price increases for capital, supplies and materials, inadequate capital, inability to raise capital or financing, failure to obtain customers, loss of customers and failure to obtain new customers, the risk of litigation and administrative proceedings involving the Company or its employees, loss of government licenses and permits or failure to obtain them, higher than anticipated labor costs, the possible acquisition of new businesses or products that result in operating losses or that do not perform as anticipated, resulting in unanticipated losses, the possible fluctuation and volatility of the Company's operating results and financial condition, adverse publicity and news coverage, inability to carry out marketing and sales plans, loss of key executives, changes in interest rates, inflationary factors, and other specific risks that may be referred to in this Offering Circular or in other reports issued by us or by third-party publishers.

Market for Securities

There is no assurance that the listing of the securities of the Company will provide a liquid market for such securities. See ITEM 11 – SECURITIES BEING OFFERED on page 53 of this Offering Circular. There can be no assurance that an active public market for the Company's Common Shares will develop or be sustained after completion of the Offering. The price of the Shares in this Offering was determined by the Company based upon several factors and may bear no relationship to the price that will prevail in the public market. The holding of Common Shares involves a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment.

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Competition

Ziyen Energy Competition

What is profitable for Ziyen Energy is different from bigger oil companies. Oil and gas companies from the United States are among the world’s largest corporations. For example, ExxonMobil, ConocoPhillips, and Chevron have long been global leaders based on revenue. Periodically, ExxonMobil has held the title of the world’s largest company in general, with revenues far exceeding the mark of US$400 billion dollars.

With Ziyen’s low overhead and lean operational structure, combined with lower expenses for local distribution and sourcing, it may be unlikely for bigger companies to undercut our prices here in the U.S. and target the smaller assets we are after.

The price of oil is how the International Oil Companies (IOC) stay profitable, especially with the massive overheads that some of these large companies carry. The profits they generate they pass directly onto the earnings of their shareholders, so they have no incentive to drive the price of oil down in order to drive a small energy company the size of Ziyen out of the marketplace.

•	A key competitor for Ziyen Inc. to operate in the Midwest is Woolsey Operating Company, LLC

•	Current turnover in excess of $500 million

•	Operates approximately 400 wells.

•	Already a successful company operating in the Illinois Basin and Midwest

Ziyen Energy will operate a Business Continuity Model and will target subcontracting work with local companies to increase supplier diversity. This will ensure the business remains with the local economy and will gains access to a broader base of competitive suppliers who will provide solutions to the problems faced in the Illinois Basin while streamlining costs

Ziyen Intelligence Competition

Currently there are services providing information on tenders and contracts, but they are designed as a one stop shop covering every single type of industry or product featured on the website, with the majority coming from India. Each website features thousands of products and services, non-related by industry.

This one-size fits all approach has created some successful companies, but there is no recognized global leader in the marketplace. The percentage of companies using this service in most countries is still very small.

On average less than 10% of companies winning government contracts and public sector tenders use an outside company to provide them this information, and currently less than 5% of registered businesses actually bid on these contracts. Therefore, the potential growth in the market place is huge.

A different approach in use at a company in the UK focused on providing only tender alerts for the UK government marketplace. The company turned over US$8 million operating on a net profit margin of 40%, therefore the model in essence already works even in a basic format, but now we are targeting hundreds of markets simultaneously.

Increased competition could result in increased costs and reduced profitability which could materially adversely affect the Company's revenues, operations and financial condition.

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Dividend Policy

Payment of any future dividends will be at the discretion of the Board of Directors after taking into account many factors, including the Company's operating results, financial condition and current and anticipated cash needs.

Arbitrary Offering Price

The Offering Price of the Shares has been determined by the Company. The Offering Price is not an indication of the value of the Shares and the underlying technology comprising the Shares or that any of the Shares and the securities comprising the Shares could be sold for an amount equal to the Offering Price or for any amount.

Factors Beyond the Company's Control

Application of business development services and technology depends upon a number of factors, not the least of which is the technical skill of the programmers developing the software. Other key factors out of the Company’s control include how suppliers are invited to bid on contracts, updates to government procurement legislation and changes in the structure of tender documents.

Key factors affecting Ziyen Energy but are out of the Company’s control include an increase in government regulations, geological risk with difficulty of extraction of oil reserves, fluctuations in the oil price and the increase in renewable energy moving away from oil as an energy source.

The effect of these factors cannot be accurately predicted.

IN ADDITION TO THE RISKS LISTED ABOVE, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY THE MANAGEMENT. IT IS NOT POSSIBLE TO FORESEE ALL RISKS THAT MAY AFFECT THE COMPANY. MOREOVER, THE COMPANY CANNOT PREDICT WHETHER THE COMPANY WILL SUCCESSFULLY EFFECTUATE THE COMPANY'S CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHER FACTORS, THE RISK FACTORS DISCUSSED ABOVE.

ITEM 4. DILUTION

The price of the Shares under the Offering is higher than the average per share value of the Common Shares previously issued. Accordingly, investors who purchase Shares in the Offering will incur immediate dilution in the pro forma value of their Shares. This means that investors that purchase Shares will pay a price per Share that exceeds the average per share value of the Company's previously issued Common Shares. The Company may from time to time issue additional Shares or Common Shares, which may result in dilution of existing shareholders if the Shares are sold at a price that is less than the average per share value of the Common Shares previously issued.

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Shares issued by the Company over the past year have been sold for a price that is approximately $1.50 less than the price per Share sold under this Offering Circular, which is not materially different.

ITEM 5. PLAN OF DISTRIBUTION

No securities are being offered for the account of existing security holders.

A maximum of 5,000,000 Shares are being offered by the Company on a “best efforts” basis. Each Share is comprised of one Common Share. The Common Shares are a new issue from treasury. The Offering will close upon the earlier of (1) the sale of 5,000,000 Shares, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company (the “Offering Period”). The Company is planning the first closing approximately 60 days after this Offering Circular has been qualified by the SEC. The Company anticipates that there will be several closings during the course of the Offering. The Company has arbitrarily set the first closing approximately 60 days after this Offering Circular has been qualified by the SEC to allow the Company to access investor funds in stages, and closings are not subject to completion of the maximum under the Offering.

After the Offering Statement has been qualified by the Securities and Exchange Commission (the "SEC"), the Company will accept tenders of funds to purchase the Shares. The Company intends to engage Prime Trust, LLC as escrow agent. Prime Trust is the industry leading provider of escrow services for technology-driven securities offerings. Prime Trust systems process and account for every dollar, while protecting issuers, investors, and others involved in a capital raise. Prime Trust is a "bank" under SEC Rule 15c2-4 and a "Qualified Third Party" under Reg CF.

Prime Trust Escrow Services Include:

●	Unlimited crowd of investors
●	All securities types, including Reg A, Reg D, Reg S, Reg CF, EB-5, and more
●	For issuance of stock, bonds or tokens ("coins")
●	Detailed, real-time accounting & reports
●	Systems to keep you in compliance with regulations
●	Brokers & portals, tri-party escrow agreements
●	Domestic & international investors
●	Funds processing via ACH, credit cards, debit cards, wires and checks, Bitcoin and Ethereum
●	Optional AML services
●	Easy disbursements from escrow
●	Integration is easy
●	Specialized escrows for ICO's, stablecoins, exchanges, secondary transactions, and other needs

Primetrust Anti-Money Laundering (AML)/ Know Your Customer (KYC) Services

As a regulated, chartered financial institution Prime Trust is required to maintain a robust, PATRIOT Act compliant AML program that is subject to external audit and periodic examinations by banking regulators and the US Treasury. We employ a CAMS certified chief compliance officer, and maintain detailed policies and procedures which have been vetted by regulatory authorities. We take this responsibility and do this work so our customers can breathe easy. Our systems are built to perform KYC, collect customer data and complete AML background checks. With the collected data we run a rigorous analysis to verify the identity of the customer. We provide this service for both domestic US and international customers.

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Prime Trust’s AML Screening Includes:

●	OFAC - Office of Foreign Assets Control (SDN) List
●	OFAC - Foreign Sanctions Evaders (FSE) List
●	OFAC - Sectoral sanctions Identifications (SSI) List
●	OFAC - Palestinian Legislative Council (NS-PLC) List
●	OFAC - The List of Foreign Financial Institutions Subject to Part 561 (the Part 561) List
●	OFAC - Non-SDN Iranian Sanctions Act (NS-ISA) List
●	OFAC Sanctioned Countries List
●	Office of the Comptroller of the Currency Alerts
●	OSFI - Canada Entities + OSFI - Canada Individuals
●	Her Majesty's Treasury's Consolidated List
●	US Bureau of Industry and Security - Denied Entity List + Denied Person List + Unverified Entity List
●	Commodity Futures Trading Commission, Regulatory and Self-Regulatory Authorities
●	Defense Trade Controls (DTC) Debarred Parties
●	European Union Designated Terrorist Groups + Individuals
●	Foreign Agents Registration Act
●	FBI Top Ten Most Wanted
●	Financial Crimes Enforcement Network Special Alert List
●	Interpol Most Wanted
●	Interpol Most Wanted - Red Notice
●	Chiefs of State and Foreign Cabinet Members (formerly PEPs (politically exposed persons))
●	State Department Foreign Terrorist Organizations + State Department Terrorist Exclusions
●	United Nations Named Terrorists
●	World Bank Ineligible Firms
●	Australia Department Of Foreign Affairs and Trade
●	FATF Financial Action Task Force, Deficient Jurisdictions - Countries
●	FBI Hijack Suspects
●	FBI Seeking Information
●	FBI Most Wanted Terrorists
●	FBI Most Wanted
●	World Bank Ineligible Firms
●	Hong Kong Monetary Authority
●	Monetary Authority of Singapore
●	Offshore Financial Centers
●	Primary Money Laundering Concern
●	Primary Money Laundering Concern - Jurisdictions

We initially will use our existing website, http://www.ziyen.com/, to provide notification of the Offering. This Preliminary Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the above-referenced websites.

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Prospective Investors will generally complete the subscription agreement using the Prime Trust LLC software system or another system from a similar technology provider, or via other means per industry standard.

Prospective investors may otherwise send to the Company’s office a completed Subscription Agreement and payment of the subscription amount. The form of Subscription Agreement has been filed as Exhibit D under Part III of the offering statement pursuant to Regulation A relating to these securities filed with the Securities and Exchange Commission. Subscription amounts received by the Company will be deposited in the Company’s general bank account, and upon acceptance of the subscription by the Company, the funds will be available for the Company’s use.

As there is no minimum amount to be raised under the Offering, the funds raised under the first and subsequent closings may not be sufficient to complete the activities described below in Item 6 – Use of Proceeds to Issuer, which may increase the risk to prospective investors of participating in the Offering. If any prospective Investor’s subscription is rejected, all funds received from such Investor will be returned without interest or deduction.

This Offering is made only pursuant to this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Shares. Subject to limitations imposed by applicable securities laws, other materials may be prepared for marketing purposes. The Company may utilize one or more Crowdfunding websites to advertise the Offering to prospective investors. Such websites provide services for posting a profile of the Company. These Crowdfunding websites charge a monthly subscription fee for the services. The Company intends to post the Offering via offering sites (none of which have a relationship to the company, or related parties other than contractual for service and other similar marketing services). The subscription crowdfunding websites do not conduct any diligence or review of companies or deals before parties are permitted to raise funds using the websites. Summary information about the Company and the Offering will be posted on the Crowdfunding sites. Although such materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting consistent disclosure with respect to the Offering of Shares, these materials will not give a complete understanding of this Offering, the Company or the Shares and are not to be considered part of this Offering Circular.

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ITEM 6. USE OF PROCEEDS TO ISSUER

Available Funds

	5,000,000 Shares	3,000,000 Shares	1,000,000 Shares
	Offering $	Offering $	Offering $
Amount to be raised by this Offering(1)	15,000,000	9,000,000	3,000,000
Fees(2)	0	0	0
Estimated offering costs (e.g. crowdfunding, accounting)	30,000	30,000	30,000
Available Funds	14,490,000	8,970,000	2,970,000

Notes

(1)	There is no minimum amount required to be raised under this Offering. The table sets forth three scenarios depending on the number of Shares subscribed for by potential investors. If the Offering is not fully subscribed, funds will be used for the priorities listed in the table below under Use of Net Available Funds.

(2)	The Company is marketing the Offering on a “best efforts” and does not anticipate paying fees or commissions. Management and directors will not be paid finders’ fees for raising funds under the Offering.

Use of Available Funds

The principal purposes for which the net proceeds of the Offering are intended to be used is to conduct further work developing both divisions, Ziyen Intelligence and Ziyen Energy. the service. The following table sets forth the Use of Proceeds for three scenarios for funds raised under the Offering.

The ability of the Company to use funds as set forth in the following table is dependent on the amount of funds raised under this Offering. If less than 5,000,000 Shares are subscribed for by prospective investors, the Company’s priority for use of funds will be as listed below.

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	5,000,000 Shares	3,000,000 Shares	1,000,000 Shares
Description of use of funds listed in order of priority	Offering $	Offering $	Offering $
Available Funds	14,970,000	8,970,000	2,970,000
USED FOR
Oil Lease Acquisition (1)	2,525,000	1,562,000	545,000
Drilling & Engineering Costs (2)	3,500,000	2,250,000	650,000
Operation & Maintenance Costs (3)	2,500,000	1,750,000	450,000
Legal and Finance Costs (4)	400,000	200,000	100,000
Advertising and Marketing (5)	2,000,000	750,000	300,000
Invest in Renewable Energy Infrastructure (6)	1,770,000	800,000	375,000
Completion of Ziyen Intelligence APP (7)	450,000	250,000	100,000
Development of News Websites and Procurement Portals (8)	200,000	100,000	50,000
Completion Global Database of Contracts (9)	150,000	150,000	150,000
Cost Total	-13,495,000	-7,812,000	-2,720,000
Remain Funds (unallocated) (10)	1,475,000	1,158,000	250,000

Notes:

(1)	Ziyen Energy will continue with its strategy to acquire more oil assets in the Illinois Basin and other marginal basins

(2)	In addition to drilling costs on each oil asset, other key engineering expenditure includes costs to develop infrastructures, storage and transportation, instrumentation and control, piping and delivering and Safety and Risk Management.

(3)	Ongoing operations and maintenance increase depending on the amount of assets under operations. Costs to cover Asset Management, Asset Integrity, Supply Chain Solutions, Process Safety Management, Health and Safety Services and Regulatory Compliance.

(4)	Legal and Finance costs to investigate and set up a Security Token Offering (STO) for 506c accredited investors only

(5)	Aggressive marketing and advertising campaigns to target multiple markets.

(6)	As part of the Ziyen Advantage Program, Ziyen Inc. will invest in Renewable Energy and specialist consultants, to implement the program of using renewable energy to reduce the production of oil

(7)	The Company plans to engage existing programmers to complete this work.

(8)	The Company plans to increase the amount of international programmers to target different regional markets

(9)	Key service is to develop global database containing all government contracts.

(10)	In the event of a full Offering is not subscribed for, the funds raised will be used to pursue the Company goals as best as possible. If sufficient funds are raised from investors, the Company anticipates using a portion of the funds to pay monthly consulting fees for the services of the key employees. If the full Offering is subscribed for, the remaining funds will be applied to working capital

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ITEM 7. DESCRIPTION OF BUSINESS OF ZIYEN INC.

Ziyen Inc. was incorporated on April 11, 2016, pursuant to the laws of the state of Wyoming U.S.A. Ziyen Inc. has evolved from a software company providing information on oil and energy contracts to a company that is focused on providing innovative engineering solutions that will deliver a new concept of utilizing renewable energy to produce oil at a reduced cost to provide Ziyen Energy with a competitive advantage over all other oil producers in the Midwest marginal oil fields.

ZIYEN Inc. aka Ziyen (http://www.ziyen.com) is comprised of three business divisions, Ziyen Energy, Ziyen Intelligence and ZiyenCoin

Ziyen Energy Overview

Ziyen Energy has a focus on becoming a leader in the US domestic energy market. Making the shift from fossil fuels to renewable energy is leading global consciousness and is also the reason behind Ziyen Inc.’s innovative approach to oil production. Through acquisitions, Ziyen is building a portfolio of oil assets with a strategy to drive down oil production costs whilst utilizing the latest in renewable energy and enhance oil recovery techniques. The launch of the Ziyen Advantage program offers a more sustainable means of oil production in which proprietary technology will be used to reduce production costs and improve overall efficiency of a given oil well.

Ziyen Energy Strategic Plan

Ziyen Inc. is looking to replicate the acquisition strategy similar to that of Talisman, Apache and TAQA in the North Sea off the coast of Scotland in which they purchased assets that were divested by BP and Shell which had passed peak production.

Ziyen Inc. is looking to adopt a similar strategy but in a different regional location focused on the smaller Midwest oil basins.

It is our intention to exploit what can be seen as a very inefficient market. Ziyen Inc. intends to continue to acquire production at very advantageous levels, produce at favorable costs, and enjoy improved cost efficiencies through the Ziyen Advantage program. While, the shale gas play is dominating the US Midwest marketplace, the traditional crude oil market will remain a highly profitable market place.

Ziyen Inc. will also look to create geographic diversification in its portfolio by targeting other operating zones out with Illinois, with the next target markets being Wyoming and Oklahoma.

Growing US and Global Market Opportunities

Currently the United States imported approximately 10.1 million barrels per day (MMb/d) of petroleum from approximately 84 countries. Petroleum includes crude oil, natural gas plant liquids, liquefied refinery gases, refined petroleum products such as gasoline and diesel fuel, and biofuels including ethanol and biodiesel. About 79% of gross petroleum imports are crude oil. (Source U.S. Energy Information Administration)

On a global scale during the next five years, the United States will surrender the title of the world's biggest oil importer to China and India. The International Energy Agency (IEA) sees oil production capacity rising by 6.4 million barrels a day to reach 107 million barrels a day. The agency maintained that there's no peak to oil demand in sight, but growth will start slowing down to about 1 million barrels a day by 2023.

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Ziyen Inc. is entering a market place where the demand for oil, both domestically and globally, is increasing, therefore utilizing proprietary technology through the Ziyen Advantage program to reduce oil production costs provides the company with a tremendous cost advantage in an already growing market.

Illinois Basin

For some time, America’s top oil producing states have consistently been Texas, North Dakota, Alaska, Oklahoma and even California. However, many predict that the next big oil play in north America will be in Illinois—a state that has produced a total of 4 billion barrels of oil and approximately 4Tcf (trillion cubic feet) of natural gas already since the first oil wells were drilled in the early 20th century.

The Illinois Basin has experienced flurries of activity and certainly periods of stagnancy in the early 20th century, yet the region has consistently produced oil for local consumption for extended periods. In a region that spans 60,000 miles in southern Illinois, Indiana and Kentucky, records indicate the region experienced its first drilling in 1853 when explorers were interested in harvesting salt-water in order to preserve foodstuffs.

These first attempts to harvest water and the implementation of well casings to facilitate the management of water led to the accidental discovery of an equally lucrative commercially viable natural resource, oil.

After the first oil boom, technological advances in the field of seismology rendered more exact means to locate oil reservoirs and this steady commodification of oil in the Illinois Basin continued into 1940 with production reaching 147.6 million barrels.

As we have seen in many top OPEC nations, oil production can be greatly disrupted by the geopolitics of war, and the Illinois basin was not spared of this historically damaging phenomenon during WW2.

Yet, the Illinois basin never fully reached its production capacity as the technology used to produce the oil was conventional and oil pools were primarily approached with vertical drilling.

However, the conventional, easily accessed oil pools were likely overspill from a larger source underneath which is called the New Albany Shale—a region that geologists discovered was once a shallow seabed from the Devonian age that dates back 350 million years and covered the eastern region of North America.

A study published by the American Association of Petroleum Geologists poses interesting prospects of immense potential for the region as the article states geology for the New Albany Shale is very similar to other prominent and high yielding basins such as the Williston Basin, the Andarko Basin, the Appalachian Basin, The Michigan Basin. The same 2002 study estimated that New Albany Shale could potentially produce up to 300 billion barrels of oil.

Acquisition of oil assets

In June 2017, Ziyen Inc. acquired its first oil asset in the Illinois Basin, the Ross Lease in Gibson County.

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The reserve report indicates 62,265 bbl. of proven oil reserves and 715,000 bbl. of possible oil reserves. Full details of the Petroleum Reserve Report are available at:

Exhibit 6.1 - Assignment of Oil and Gas Lease to Ziyen Inc

Exhibit 6.2 - Oil and Gas Reserve Evaluation Report

And contained in our 253G2 Filing at the SEC at the link below:

Ziyen Inc. 253G2 SEC Filing – Ross Oil Lease and Oil and Gas Reserve Evaluation

Oil Sample Analysis: Ziyen Energy recently enlisted the services of Core Laboratories (UK), Petroleum Services Division in September to perform a compositional analysis of an oil sample sourced from the oil lease in Evansville, Indiana, referenced in Exhibit B - Oil and Gas Reserve Evaluation Report in Supplement No 1, filed on August 7, 2017.

High level points:

The reserve is a nice light crude, lacking any toxic, erosion or corrosion agents which will mean that our topside equipment should be easily maintained with a proper preventative maintenance regime.

The hydrocarbon ranging between C7 and C20 will minimize processing costs (no additional process complexity from H2S, waxes etc.), which means reaching premium as far as an unrefined crude goes.

There is nothing evident to suggest any other issue from the well product that could impact the ability to deliver to sales or flow with high availability: low water cut and minimized C2 - C4's: no hydrate issue, C36+'s are 7% mole weight so not much heavy end sludge (C60+), no amines, negligible benzene mean lower processing costs.

Low density, means that flow rates should be optimal

In summary, the news was exceptional. Ziyen Energy plans to use of the latest oil extraction methods for each well; —for oil which is compositionally of a high grade light crude which will ensure oil production and output will reach optimal operational levels.

●	Exhibit 6.3 - Core Lab Compositional Analysis for Ziyen Inc.

Company policy generation in advance of site operation is underway. Examples of initial policies may be found with this offering and include:

●	Exhibit 6.4 - Non-Discrimination Policy
●	Exhibit 6.5 - Code of Ethics & Compliance Policy
●	Exhibit 6.6 - HSE Policy Statement
●	Exhibit 6.7 - Environmental Policy Statement

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Ziyen Energy then implemented a strategy to acquire additional leases in close proximity to the Ross Lease, allowing the company to increase the overall acreage and to continue to build our strategic footprint in the Basin. By centralizing our operations in the one area, this will allow Ziyen Energy to enhance our cost efficiencies.

Since acquiring our first oil asset in the Illinois Basin in June 2017, Ziyen Inc. have acquired a further 17 oil assets with an overall acreage in excess of 1650 acres.

Bonding of First Wells and Moving into Production

On the 24th of October 2018, Ziyen Inc. was officially been registered as an Operator by the Indiana Department of Natural Resources, Division of Oil and Gas with the first five wells bonded under the Company’s name. The Potts Lease, based in Pike County, Indiana comprised of four producing oil wells and one injection well.

●	Exhibit 6.8 - Letter Classifying Ziyen Inc. as an Operator and bonding First Wells - Indiana Department of Natural Resources

The company has moved into production and will look to be selling Ziyen Inc.’s first oil to CountryMark’s refinery based in Mount Vernon, Indiana, in early 2019.

CountryMark refinery processes 30,000 barrels of local crude oil per day, operating 24 hours per day, 365 days per year. The CountryMark refinery brings to the market 450 million gallons of finished fuel products per year. CountryMark is proud to be a reliable supplier of market-leading energy products and services for farms, fleets and families in Indiana, Illinois, Michigan, Ohio and Kentucky.

CountryMark sources local crude from the Illinois Basin, which includes southern Illinois, southern Indiana and western Kentucky. Transport trucks and a network of pipelines stretching 400 miles bring local crude oil into the refinery. Local crude oil that is locally refined provides a dependable source of domestic energy, which aides in domestic energy independence and security.

Ziyen Advantage Model

Ziyen Advantage Program Phase 1 – Utilizing Renewable Energy Infrastructure to drive oil production costs

The first part of the program is to utilize Renewable Energy Infrastructure to create the electricity to power the pump jack. This will not only drive down production costs but will allow us to operate off the grid. This is a significant technological advancement as the vast majority of systems currently use gas powered motors.

Ziyen Advantage Conceptual Design

The Conceptual Design of the Ziyen Advantage Module has been completed.

Renewable energy to power the well jack pump system including PV Photovoltaic technology (solar panels), interfaced with wind turbines and appropriate means of battery storage. This will be built in a bespoke modular container system that will take into consideration the field type and size which will save up to 30% in electricity costs.

The utilization of power generation from the return stroke of pump jacks to feed into the grid where available, will create tertiary revenue.

Provision of control systems and 4G technology will give instant monitoring of the well and pump systems, allowing the company to reduce downtime by being prepared for any issues associated with the well, motors or chemicals.

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The Ziyen Advantage will allow for an improved management of chemicals with the implementation of the latest control systems and will result in an optimal and significantly increased production line.

This will enable us to develop fields that are not currently connected to electrical grid system, instead of using LPG or diesel in remote, off-grid locations.

IRC 48 Tax Credit - Investment in Renewable Infrastructure

Section 48 of the Internal Revenue Code provides a tax credit designed to incentivize companies to invest in renewable energy projects which might otherwise be cost prohibitive. The tax credit is integral to America’s successful transition to a clean energy economy.

The Ziyen Advantage model of investing in renewable energy to reduce oil production costs, with the goal to replace it with a long-term revenue stream for the landowners in the Midwest, is unique to the industry. Ziyen Energy will follow a model of making a renewable energy investment in itself already being used by progressive companies such as Microsoft, Apple and Walmart.

The Tax credit will allow Ziyen Inc. to receive a 30% credit on any money it has invested in renewable energy. Thus, the tax credit will increase profitability of the company from oil and gas operations. The Ziyen Advantage Business Model in the following section will demonstrate how the model works.

The two models below show the difference between the traditional oil and gas model, and the Ziyen Advantage Model where the Tax Credit is applied.

Traditional Oil and Gas Model

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Ziyen Advantage Business Model

Ziyen Advantage Program Phase 2 – Enhanced Oil Recovery (EOR)

The second part of our program is to test (and where possible implement) EOR techniques by injecting polymers to increase the effectiveness of the water flood when injecting water into the wells. In the Midwest, when drilling a field, you may get up to 30% of the oil out of the reserve. Therefore, 70% is left behind. Utilizing this EOR, Ziyen can recover, on average, a further 8% to 12%, depending on the well.

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The major operators left the basin over 30 years ago due to more lucrative projects abroad that allowed for a higher yield in profit and production without the high overhead costs, government taxes and strict legislation. It is safe to say that technology also remained stagnant as R&D investment did not increase for small to medium oil operators.

We believe that by working with experienced consultants from major operators we will be able to increase the recovery rates in the Illinois Basin and across the Midwest. Increasing recovery rates by 1%, it would still account for a significant incremental return.

Ziyen Inc. has recently appointed Dr. Thomas Ishoey as a consultant who has extensive experience in the development of Microbial Enhanced Oil Recovery (MEOR), which is the first EOR technique Ziyen Inc. is looking to deploy in the Illinois Basin.

Microbial Enhanced Oil Recovery (MEOR)

Up to two thirds of all discovered oil is not recoverable by primary and secondary production. Successful tertiary or Enhanced Oil Recovery (EOR) requires an interdisciplinary understanding of reservoir geology, engineering, production history, injection water chemistry and microbiology.

EOR processes are divided into:

·	Thermal processes
·	Chemical methods
·	Miscible displacement processes
·	Microbial processes (MEOR)

For Chemical and Microbial processes to be effective the injection water chemistry must be known and potential limitation for the proposed EOR method understood.

The Benefits of MEOR is the ease it is scalable from small to large fields, as the application can be applied to selected individual injection wells. It is a low cost implementation compared to traditional EOR with low CAPEX and simple cost effective nutrient recipe. All reservoirs where oil can be mobilized during water flooding are candidates and the best application in sandstone reservoirs with good permeability.

The best results are obtained if applied during early stages of water flooding or in fields with previous inefficient water flood operation and limited in-field drilling. The other benefit of MEOR is it creates the and lowest environmental impact of all EOR technologies.

Ziyen Intelligence

Ziyen Inc. was originally established as a business information company, providing clients with intelligence on industry specific government and private contracts via B2B procurement web portals. After the diversification of creating Ziyen Energy, the company re-branded the software division as Ziyen Intelligence.

Legacy information portals include Rebuilding Iraq and Cable Contracts, as well as a new Oil Blockchain News and Ziyen IQ portal currently in development.

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www.RebuildingIraq.net Rebuilding Iraq is our first B2B Procurement Portal, and the flagship service for the company. We are currently the number one international source for information on tenders, contracts, news and marketing services in Iraq. Rebuilding Iraq is a procurement portal for US and European Companies with information on Oil and Construction Contracts in the Iraq Market. The World Bank estimates US$100 Billion will be spent in the reconstruction effort in Iraq.

This portal focuses on providing information on these projects for businesses. Content for this portal is sourced from 250 buyers included and not limited to: IOC’s (International Oil Companies), valve companies, construction companies: roads, buildings, bridges, etc. The service has in excess of 5,000 subscribers and 350,000+ followers on social media, with our largest being the Rebuilding Iraq Facebook page with ~ 119K followers. https://www.facebook.com/rebuildingiraq/

www.CableContracts.net Cable Contracts is a global source for tenders, contracts, news and jobs in the Cable and Wire industry. Information encompasses all aspects of cable and wire: accessories, equipment, electrical, transformers, fibre optic, etc. used in electric power industry, oil and gas, data communication, rail transit, automobiles, defense, renewable, shipbuilding, and other industries. The aim of our portal is to improve the overall operational efficiency of the cable and wire industry by offering a one-stop shop procurement portal sourcing high quality suppliers to provide a better service to buyers. Our expertise and market knowledge make Cable Contract the number one choice for all sizes of companies looking for new business opportunities. This portal has global coverage.

wwwOilBlockChain.news Oil Blockchain News has been developed to become the leading international portal for news covering oil blockchain technology, smart contracts and how distributed data will transform the oil and gas industry. Oil Blockchain is the future business model of supply chain and eventually will be applied to the entire oil and gas value chain. Oil Blockchain News will provide informational updates on how oil operators, like BP and Shell, plan to use blockchain tech to completely transform how energy is bought and sold, and how the industry will revolutionize the day to day operations of potentially every oil operation on the planet. Developments in Artificial Intelligence (AI) will allow new technologies to tap massive new reserves of energy, such as the Utah oil sands, while radically reducing environmental risk. This portal will not sell any form of cryptocurrency and the revenue for this portal will be predominately through advertising.

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In addition to our news and information portal services, Ziyen Intelligence is now actively developing a new “next-generation” information portals currently offering:

The Ziyen IQ software app is being developed to target small to medium size enterprises operating in the US Oil, Energy and Federal markets. The App will operate on a similar model to Rebuilding Iraq, but will be built as a fully functional, extensible mobile App platform rather than a desktop platform. Subscribers will have the capability to create a “Billboard” page, giving them a marketing presence on our site and membership in our business directory. High visibility and traffic will provide companies with more organic enquiries to their website/business, which from a sales perspective is normally some of the best leads a company receives. Primary initial markets for this portal will be the US and the UK:

▪	In the US there are over $28 million small businesses
▪	Each year, over $350 billion worth of contracts are awarded
▪	US Government has a minimum of 23% earmarked for small businesses.
▪	There are over 1.5 million contracts published each year.

The Ziyen IQ App is currently under beta testing, with official launch targeted for rollout in 2019

The subscription to these portals will be on a monthly or annual recurring billing model, ranging from $99 to $399 per month, depending on the specific services the client is looking for, and can be stopped at any time. We will have a huge captive audience globally of sales, business development and senior management who are looking to win new business, therefore these add on services will provide a bolt on upgrade product to target that market place.

On average less than 10% of companies winning government contracts and public sector tenders use an outside company to provide them this information, and currently less than 5% of registered businesses actually bid on these contracts. Therefore, the potential growth in the market place is huge.

ZiyenCoin

ZiyenCoin is a new division created by Ziyen Inc., which will focus on Oil Blockchain and work with the leading industry players with a focus in developing new technology to cut costs and push down oil production costs.

Given the data-intensive opportunities available through the growth and expansion of the Internet, the Oil Industry sees blockchain as an important vessel to carry the industry’s data transformation forward.

Supply chain is often a good place to start in assessing practical value of Oil Blockchain. Companies could forge new agreements with producers, suppliers, financial experts, record-keeping departments, and third-party vendors, potentially leading to reduced costs, streamlined management and a clearer understanding of the assignments and expectations of each player on the field. Innovation isn’t just about influencing existing business models in a positive and productive way. It’s also about how to monetize new ideas.

Oil and gas companies have struggled through price volatility and record production levels in recent years, often leading to massive cost-cutting efforts, reduced exploration, and layoffs. This has forced oil and gas companies to drastically rethink how they operate and identify innovative ways to improve transaction processing.

ZiyenCoin is targeting to work with the major operators and be at the forefront of this development.

The company is offering up to 5,000,000 shares of Common Stock in this offering and is targeting to launch to launch a concurrent private placement Security Token Offering (STO) to accredited investors under Rule 506(c) under the Securities Act later in the year.

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Market Analysis and Opportunity

On the Energy side...

While use of renewables is growing, it still only accounts for ~ 17% of the American Energy marketplace. While that percentage is growing, there is a window of opportunity today.

Bigger oil companies such as Exxon Mobil, are able to operate out of very large sites in Mid-East countries such as Iraq. Two such massive sites, as an example West Qurna 1 and West Qurna 2 have over 9.8B and 12B barrels of oil respectively. These two massive fields are only negotiated with one entity, and extraction costs are around one-third of the price due to their location in Iraq. This allows for these companies to maximize their profits.

The U. S. Marketplace, by comparison, is very fragmented with over 300,000 individual, smaller oil leases across the country As such, it is not cost effective for a large company to pursue that market. This is where Ziyen will be able to capitalize. Ziyen is a very lean operation by comparison, with a vastly lower overhead. As long as the extraction costs are lower than the the price per barrel, and Ziyen is able to make a margin of profit, it will allow the company to move forward, grow, and acquire additional oil leases. Every well that Ziyen turns back on will contribute to employment (especially in rural communities, where it is sorely needed), and will increase America’s energy independence/sustainability as the country transitions to renewables.

By generating renewable energy through our Ziyen Advantage Program at a cheaper rate that pulling electricity of the grid to power the pump jack, provides Ziyen Inc. with a competitive advantage to produce oil at a cheaper rate that every other operator in the Midwest.

On the Intelligence side...

Currently there are services providing information on tenders and contracts, but they are designed as a one stop shop covering every single type of industry or product featured on the website, with the majority coming from India. Each website features thousands of products and services, non-related by industry.

This one-size fits all approach has created some successful companies, but there is no recognized global leader in the marketplace. The percentage of companies using this service in most countries is still very small.

On average less than 10% of companies winning government contracts and public sector tenders use an outside company to provide them this information, and currently less than 5% of registered businesses actually bid on these contracts. Therefore, the potential growth in the market place is huge.

However, in addition to the potential growth, at Ziyen we are looking to stand on the shoulders of those of who have gone before us and take the service to the next level, by creating an all-encompassing a B2B Procurement Portal which offer additional services to people operating in that particular specific industry. This includes a section for private buyers to publish contracts, feature in a procurement directory, jobs board and news websites.

The website will operate as a freemium model with a number of the services available for free in order to grow each website quickly, with the strategy to upsell the service to those interested in receiving the information to win new business.

Therefore, this targeted approach allows us to create the trust from those operating in that Industry as they now have all the information required to continuing to return to their specific industry sector portal on a daily basis.

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On the Oil Blockchain side …..

The implementation of blockchain technology in the oil and gas commodity marketplace has the ability to reduce the costs associated with maintaining, updating, and securing a proprietary trading system. Additionally, and perhaps more significantly it can reduce the costs associated with labor, data management, data visibility, settlement delays, dispute resolution, and inter-system communication — all without compromising proprietary data, information sources, or trading methods that currently give companies competitive edge.

With such a momentous change about to happen in the Oil and Gas Sector, it is the intention of Ziyen Inc. to become a fundamental player in this change.

Employees

The Company employs no full-time persons and, currently works with outside contractors.

General Development of the Business

Overview of significant events of the history of Ziyen Inc.

• Apr 2016 – New startup, Ziyen Inc. created, corporate website launched. The software division, Ziyen Intelligence to offer industry targeted portal access to information on federal tenders and contracts available for bid. Accessible via mobile app and desktop, modeled after today’s social media infrastructure.

• Jul 2016 – Ziyen files initial Reg A+ application paperwork, iterating under the direction, oversight and support of SEC representatives and our SEC attorney in order to ensure the filing for the offering circular is complete and compliant.

• Oct 2016 – Ziyen offering circular is certified by the SEC for Reg A+. Initial share price fixed at .25 c with 64M shares of common stock available.

• Jun 2017 – Ziyen, upon reviewing the oil/gas energy sector as an initial information portal, identifies an opportunity and acquires an asset: Mineral rights to an Indiana oilfield, fundamentally pivoting the business to create a second division in the company. Ziyen Energy division is created.

• Aug 2017 – Ziyen submits 253G2 addendum to the filing circular with the SEC, recognizing the new asset. Additionally, initial members of the board are introduced.

• Aug 2017 – Ziyen enlists VStock Transfer to represent the company as Transfer Agent and secure a CUSIP number for the company.

• Aug 2017 – Ziyen secures its ticker symbol, ZIY, in preparation for its move to the markets.

• Sep 2017 – Ziyen Inc. rebrands, with an exciting new look and logo. The corporate website refreshed to streamline navigation for mobile and desktop users, updating content and improving end-user experience.

• Oct 2017 – Ziyen Inc. enlists the services of Core Laboratories (UK), Petroleum Services Division to perform a compositional analysis of an oil sample sourced from the oil lease in Evansville, Indiana. Oil sample report confirms high grade nice light crude.

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• Oct 2017 – Ziyen open UK Division of the company to target the growth of the Ziyen Intelligence Division. The office opened in Aberdeen, UK. on the 19th of October 2017.

• Nov 2017 – Ziyen Inc. qualified to begin Round 2 of Funding under Regulation A+ at a new share price of $1.50

• Nov 2017 – Ziyen Inc. recognized for supporting young veterans

• Dec 2017 – Ziyen Inc. wins Second Indiana Oil Contract

• Jan 2018 – Ziyen Inc. makes first appearance in World Oil

• Jan 2018 – Ziyen Energy wins third oil contract in Illinois Basin

• Feb 2018 – Ziyen Inc. files SEC 253G2 Offering Circular Supplement for Technical Evaluation Appraisal Report for Ziyen Energy’s Illinois Oil Leases

• Feb 2018 – Ziyen Energy announces 4th and 5th oil acquisitions in the Illinois Basin

• Mar 2018 – Ziyen Inc. Announces 2 Additional Oil Lease Acquisitions in the Illinois Basin

• April 2018 – Ziyen Inc. is Proud to Declare 3 Additional Oil Lease Acquisitions

• May 2018 – Ziyen Inc. Announces Participation at Two Investor Conferences in Scotland

• May 2018 – Ziyen Inc. CEO Alastair Caithness Discusses Novel Approach to Drive Down US Oil Production Costs on ESPN’s BISTalk Radio Show

• May 2018 – Ziyen acquires two more oil leases in the Illinois Basin, taking its total to 13

• June 2018 – Ziyen Inc. is Extremely Proud to Sponsor the Caber Toss at the 45th Annual San Diego Highland Games

• July 2018 – Ziyen Inc. to organize first US Investors Summit in Coronado, California

• July 2018 – Ziyen Inc. Appoints Dean Holter as CFO and General Counsel

• August 2018 – Ziyen Inc. presents at the Annual 2018 Southern California Investor Conference in Newport Beach

• Sept 2018 – Ziyen Inc. Appoints Josh Berg as Director of Capital Markets

• Oct 2018 – Ziyen Inc. Moves into Oil Production. Ziyen Inc. has officially been registered as an Operator by the Indiana Department of Natural Resources, Division of Oil and Gas with the first five wells bonded under the Company’s name

• Nov 2018 – Ziyen Inc. CFO and General Counsel, Dean Holter, Discusses the Regulation A+ Process During Appearance on ESPN’s BISTalk Radio

• Nov 2018 – Ziyen Energy acquires 5 more oil assets in the Illinois Basin

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• Nov 2018 – Ziyen Inc. CEO’s Presentation at OWI NA 2018, North America's Leading Conference for Well Intervention Hailed a Great Success

• Jan 2019 – Ziyen Inc. Software Division launches Oil Blockchain News Website

• Feb 2019 – Ziyen Inc. Appointed as Official Partner of the Oil and Gas Blockchain Summit

Long Term Objectives

The Ziyen Energy long term objective, it is to:

●	Deliver optimum operational excellence and safety standards
●	Produce and sell oil in the U.S.
●	Expand oil holdings in the U.S. Acquire capped oil wells/fields in the U.S.
●	Maintain low operational overhead for financial resilience, despite low oil prices
●	Establish Ziyen Energy as the fastest growing new domestic operator in the U.S.

The Ziyen Intelligence long term objective is to establish Ziyen Intelligence as the leading international business intelligence and information company targeting the energy sector and related industry sectors globally in multiple languages providing key news, intelligence, contract and tender information for business development and sales operations.

Short Term Objectives

The Ziyen Energy short term objective is acquiring North American oil fields in which oil production is predictable and steady in order to expand the onshore business of the company and begin testing the Ziyen Advantage Testing Unit.

The Ziyen Intelligence short term objectives are to launch successful additional oil related news portals and complete the development of the Ziyen IQ App, built as a fully functional, extensible mobile App platform, to provide suppliers with industry specific tender and project information across geographic regions. Initial rollout will be in the UK.

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ITEM 8. MANAGEMENT’S DISCUSSION AND ANALYSIS

MD&A for the Year Ended June 30, 2018

The following discussion is management’s analysis of Ziyen Inc.’s (the “Company” or “Ziyen”) operating and financial data for the year ended June 30, 2018, as well as management’s estimates of future operating and financial performance based on information currently available. It should be read in conjunction with the unaudited consolidated financial statements and notes for the year ended June 30, 2018.

This Management’s Discussion and Analysis (“MD&A”) was prepared as of June 30, 2018. Additional information relating to Ziyen can be found at www.ziyen.com.

MATERIAL FORWARD-LOOKING STATEMENTS

This MD&A contains forward-looking information as contemplated by USA SEC securities regulators, known as forward-looking statements. All estimates and statements that describe the Company’s objectives, goals or future plans are forward-looking statements. Readers are cautioned that the forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements. The Company will issue updates where actual results differ materially from any forward-looking statement previously disclosed.

RESPONSIBILITY OF MANAGEMENT

The preparation of the financial statements, including the accompanying notes, is the responsibility of management. Management has the responsibility of selecting the accounting policies used in preparing the financial statements. In addition, management’s judgment is required in preparing estimates contained in the financial statements.

ABOUT Ziyen INC.

Ziyen Inc. was incorporated on April 11, 2016, pursuant to the laws of the state of Wyoming U.S.A. Ziyen Inc. has evolved from a software company providing information on oil and energy contracts to a company that is focused on providing innovative engineering solutions that will deliver a new concept of utilizing renewable energy to produce oil at a reduced cost to provide Ziyen Energy with a competitive advantage over all other oil producers in the Midwest marginal oil fields.

2018 OVERVIEW

The Company’s main activities during the 2018 period for the Ziyen Energy Division, was to increase our strategic footprint in the Illinois Basin, by acquiring 17 oil assets to have in excess of 1650 acres. Ziyen Inc. also has moved the company into oil production and has officially been registered as an Operator by the Indiana Department of Natural Resources, Division of Oil and Gas with the first five wells bonded under the Company’s name

Ziyen Intelligence Division has created an additional news portal focusing on Oil Blockchain and has progressed the development of Ziyen IQ App into final stages of testing.

During the year ended June 30, 2018, the Company received $443,476 in net proceeds for issuance of total 1,137,095 shares of common stock.

During the year ended June 30, 2018, the Company issued a total of 664,991 shares of common stock for property. The Company valued the shares at fair value of $997,487.

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GOING CONCERN RISK

The Company has no source of operating cash flow and operations to date have been funded primarily from the additional consideration for the issuance of share capital. The Company’s ability to continue as a going concern is contingent on obtaining additional financing. Whether the Company will be successful with any future financing ventures is uncertain, and this uncertainty casts significant doubt upon the Company’s ability to continue as a going concern. While the Company intends to advance its plans through additional equity financing, there is no assurance that any funds will ultimately be available for operations.

COMMITMENTS

The Company may enter into advertising contracts during 2019-2020. These contracts will be negotiated in the normal course of operations and will be measured at the exchange amount which is the amount of consideration established and agreed by the parties and will reflect the values that the Company would transact with arm’s length parties.

The Company has the following commitments for the next 12-month period: None

INTERNAL CONTROLS OVER FINANCIAL REPORTING

Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements in compliance with GAAP. The Company’s internal control over financial reporting includes policies and procedures that:

1.	pertain to the maintenance of records that accurately and fairly reflect the transactions of the Company;

2.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP;

3.	ensure the Company’s receipts and expenditures are made only in accordance with authorization of management and the Company’s directors; and

4.	provide reasonable assurance regarding prevention or timely detection of unauthorized transactions that could have a material effect on the annual or interim financial statements. There were no changes in the Company’s business activities during the year-ended June 30, 2018, that have materially affected, or are reasonably likely to materially affect, its internal controls over financial reporting.

LIMITATIONS OF CONTROLS AND PROCEDURES

The Company’s management, believe that any disclosure controls and procedures or internal control over financial reporting, no matter how well conceived and operated, can provide only reasonable and not absolute assurance that the objectives of the control system are met.

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Further, the design of a control system reflects the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by unauthorized override of the control. The design of any systems of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

OUTSTANDING SHARE DATA

June 30, 2018
Common Shares Issued and Outstanding	31,493,781

OUTSTANDING SHARE DATA

February 21, 2019
Common Shares Issued and Outstanding	32,024,377

CONTINGENT LIABILITIES

The Company has no contingent liabilities.

FINANCIAL INSTRUMENTS

Set out below is a comparison, by category, of the carrying amounts and fair values of all of the Company’s financial instruments that are carried in the consolidated financial statements.

The Company is exposed to a variety of financial risks including credit risk, liquidity risk, and market risk. Risk management is carried out by the Company’s management team with guidance from the Board of Directors. The Board of Directors also provides regular guidance for overall risk management.

a)  Credit risk Credit risk is the risk of loss associated with the counterparty’s inability to fulfill its payment obligations. The Company’s credit risk is primarily attributable to cash and cash equivalents, and trade and other receivables. Cash is held with reputable chartered banks from which management believes the risk of loss is minimal. Included in trade and other receivables are taxes receivable from U.S.A. government authorities. Management believes that the credit risk concentration with respect to financial instruments is minimal. The maximum credit risk exposure associated with the Company’s financial assets is the carrying value.

b)  Liquidity risk Liquidity risk is that the Company will not be able to meet its obligations as they become due. The Company’s approach to managing liquidity risk is to ensure that it will have sufficient resources to meet liabilities when due. As of June 30, 2018, the Company had net working capital of $56,188. Management is continuously monitoring its working capital position and will raise funds through the equity markets as they are required. However, there is no certainty that the Company will be able to obtain funding by share issuances in the future. The Company is presently seeking to raise capital through an equity offering of Shares. The Company had no contractual maturities of financial liabilities and other commitments as at June 30, 2018.

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c) Market risk

Market risk is the risk of loss that may arise from changes in the market factors such as interest rates, commodity and equity prices and foreign currency rates.

CAPITAL MANAGEMENT

The Company’s objectives in managing its capital will be:

1.	To have sufficient capital to ensure that the Company can continue to meet its commitments with respect to its development project and to meet its day to day operating requirements in order to continue as a going concern; and

2.	To provide a long-term adequate return to shareholders.

The Company’s capital structure is comprised of working capital deficit and shareholders’ equity.

Ziyen is a development stage technology company which involves a high degree of risk. The Company has not determined whether its B2B Procurement Portals will earn revenue from its sales and therefore generate cash flow from operations. The Company’s primary source of funds will come from the issuance of capital stock.

The Company’s policy is to invest its excess cash in highly liquid, fully guaranteed, bank sponsored instruments.

The Board of Directors does not establish quantitative return on capital criteria for management but rather relies on the expertise of the Company’s management to sustain future development of the Company.

ADDITIONAL INFORMATION

Additional information relating to the Company can be found on Ziyen’s website: www.ziyen.com.

MATERIAL FORWARD-LOOKING STATEMENTS

This MD&A contains forward-looking information as contemplated by United States SEC securities regulators, also known as forward-looking statements. All estimates and statements that describe the Company’s objectives, goals or future plans are forward-looking statements. Readers are cautioned that the forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements. The Company will issue updates where actual results differ materially from any forward-looking statement previously disclosed.

RESPONSIBILITY OF MANAGEMENT

The preparation of the financial statements, including the accompanying notes, is the responsibility of management. Management has the responsibility of selecting the accounting policies used in preparing the financial statements. In addition, management’s judgment is required in preparing estimates contained in the financial statements.

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ITEM 9 DIRECTORS, EXECUTIVE OFFICERS AND KEY PERSONNEL POSITION AND AGE

NAME	POSITION	AGE	START OF TERM OF OFFICE	Approximate hours per week for part-time personnel
Alastair Caithness	CEO, Director	44	April 2016	32 or more

Dean Holter	CFO and General Counsel	49	August 2018	10 or more

Josh Berg	Director of Capital Markets	46	August 2018	2 or variable

David Rogers	Vice President	55	January 2017	2 or variable

David Menzies Johnston	Brand Development	44	February 2017	2 or variable

Chris Knox	Supply Chain Intelligence	44	September 2017	2 or variable

Allen Lieb	Government Advisor	74	March 2017	2 or variable

OFFICERS AND DIRECTORS

Alastair Campbell Caithness is CEO and Founder of Ziyen Inc., Alastair leads the company in its mission. He oversees all company operations including investor relations, the leadership of the Board of Directors, and daily business activities. Alastair has developed in-depth knowledge of Regulation A+ process, Title IV of the JOBS Act, Regulation D, Regulation S, Security Token Offerings (STO) and continues to maintain knowledge of the process, current regulatory requirements and works with the company’s Legal Team and SEC attorneys to maintain compliance. In the past Alastair was Head of Sales & Marketing for a leading e-procurement company working for the UK government, set up an oil and gas project tracker in the Middle East and operated globally as a Business Development Manager for an international cable portal. He is originally from Scotland, with a BA Honors in Business Studies from the Robert Gordon University, Aberdeen, Scotland and now lives and resides in San Diego.

Dean Holter joins the Ziyen Inc. Board as CFO and General Counsel. Dean is an attorney, serving as both CFO and General Counsel to Ziyen Inc. Dean has many years’ experience serving businesses as both General Counsel and Chief Financial Officer. Prior to joining Ziyen, Dean served as General Counsel and CFO to Christensen Global Strategies, an international consulting firm whose clients have included United Nations Foundation, Clinton Global Initiative, Duke Energy, FEMSA, and Microsoft, among other Fortune 500 companies. While at Christensen Global Strategies, Dean also served as the project lead in the successful purchase of several commercial scale solar projects in California and Oregon, contracting with Renewable Technology Development. Prior to Christensen Global Strategies, Dean served as the General Counsel and General Manager of Idaho Capital, a private collateralized real estate lending group.

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Josh Berg joins Ziyen Inc. Board as Director of Capital Markets. Josh Berg is an experienced investment professional with over 20 years of institutional capital markets, investor relations, investment banking, and equity investment management expertise. Mr. Berg is well- versed and skilled at identifying value at all stages of a corporate life cycle and specializes in strategically building institutional shareholder bases for multinational organizations. Mr. Berg’s institutional investor relationships collectively manage more than $300 billion in equity value. Prior to founding Berg Capital Markets, LLC, Mr. Berg developed expertise in institutional equities with bulge bracket and boutique centric investment banks including Leerink Partners, Wells Fargo Securities, and Pacific Growth Equities. Previous to Mr. Berg’s 11 years of investment banking experience, he facilitated the raise of over $2.0 billion in equity securities for Jurika & Voyles, LP, a value-based institutional equity investment management firm based in Oakland, California.

David Ronald Rogers joins the Ziyen Inc Board as the Vice President and is responsible for product strategy, planning, and engineering execution. David’s role is to inform, guide and collaborate with our team to develop and execute our vision. David brings more than 25 years of technology, software engineering, and product delivery experience, including 17 in key leadership positions at PTC, Inc. – a $1.3 Billion software company listed on the NASDAQ. As Director of Software Quality Assurance, Rogers led geographically distributed, multinational teams involved validation of a wide range of visualization, PLM, SLM and IOT software products. Rogers holds a BS in Aeronautical Engineering from Embry-Riddle Aeronautical University.

Chris Knox joins the Ziyen Inc. Board as Director of Supply Chain Intelligence. Chris is a Senior Contract Adviser with over 22 years’ experience contracting in West Africa, Middle East and the North Sea Sectors for Total, BP, their stakeholders & national oil companies. Chris is currently operating out of Qatar for North Oil Company as Lead Contracts Adviser for Drilling and Completion Operations on the Al Shaheen Field Development, one of the largest oil fields in the world to date.  He has negotiated contracts in excess of 8 billion dollars in his career. Chris is an expert across a variety of different functions in the upstream sector of the oil and gas industry including sourcing rigs, associated equipment and services packages. His expertise will provide guidance for a number of functions including the development of contracting strategies and procurement documents; preparation and presentation of tender plans; bid lists and award recommendations; cost savings, evaluation and negotiation of contracts and local content and regulatory requirements.

David Menzies Johnston aka ‘Mingus Johnston’ joins the Ziyen Inc. Board to develop the company brand and establish a strong corporate identity for the US Stock Market. His role is to develop and create new marketing strategies for Ziyen Inc. to ensure our brand development aligns with our business strategy and goals to build trust with our customers, shareholders, stakeholders and future investors. Mingus will be producing and directing all of our corporate videos and is an actor of the highest quality having appeared in numerous movies including Kingsman 2, Jack the Giant Slayer, and Mission Impossible – Rogue Nation. Mingus is President of his own film production company which focuses on working with new tech start-up companies.

Allen Lieb joins the Ziyen Inc. Advisory Board as Government Advisor to provide guidance to the CEO and Senior Management Team with over 40 years technical knowledge and expertise in business and operating with all levels of the US government.  Allen is a decorated US Navy SEAL veteran with 10 years of service in operations across South East Asia, Central and South America.  Allen has operated his own Architectural firm in Boston, with over 45 years of experience designing and overseeing the Construction Administration on multi-million dollar projects. His experience covers a wide range of project types including educational facilities, banks, housing, industrial and commercial buildings, manufacturing facilities, as well as the design of correctional facilities, police and fire stations.  Allen is a member of the American Institute of Architects, and a graduate and lecturer from the Boston Architectural College.

Personal Bankruptcies

No director or executive officer of the Company within the past ten years, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Bankruptcies

No director or executive officer of the Company, within the five years prior to the date of this Offering Circular, has been an executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

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Leadership Team and Advisory Board

Dr Johannes Philipp Stratmann joins the Advisory Board of Ziyen Inc. as Renewable Energy Consultant. Dr. Stratmann has a deep and rich background in corporate advisory across the energy sector, from fossil to sustainable and renewable resources, including the development and deployment of disruptive greenhouse gas reducing projects. Dr Stratmann has led and structured negotiations for JVs, partnerships, offtake agreements, project finance solutions and governmental grants, and loan guarantees. Dr. Stratmann has in depth knowledge of environmental markets including waste streams and carbon trading. Dr. Stratmann is currently Vice President of Velocyc, Inc. and is leading the implementation of the company’s renewable fuels strategy for North America. For 5 years he operated as General Manager of Global Development for Intermoor Inc. (Acteon Group) West Africa, Houston, USA and Lagos, Nigeria, establishing a corporate development function and built a team of analysts to support global CAPEX requests, monitor competitors, study market developments and coordinate global performance improvement projects. Dr Stratmann also worked for Ernst & Young LLP as a Senior Executive (Operational Advisory Services) in their main London, UK Division, focusing on operational sell side due diligence, exit readiness, and carve out support in the energy, industrial, aviation, and manufacturing industries. Dr. Stratmann holds an Engineering Doctorate (EngD) in Project Management from the University of Southampton, UK.

Stefan Sageder joins the Ziyen Inc. Advisory Board as Geophysicist Consultant who will advise on upcoming Ziyen Energy oil and gas future projects. Stefan has 10 years industry experience with the majority working for oil company, TOTAL, across various outposts around the globe including France, Qatar and Gabon. His expertise lies strongly in identifying, analyzing and determining the survivability and potentiality of mature wells in challenging geological contexts utilizing the most cost effective and efficient methods including seismic interpretation, seismic reservoir characterization using inversion data, well planning and delivery as well as 2G&R studies. Stefan has a track record of leading geoscience departments in providing assessments and appraisals of a company’s oil assets and utilizing data collected in order to determine the potential capacity of a given field by providing feasibility studies in seismic reservoir monitoring and 4D interpretation. Stefan holds a Master of Science in Petroleum Geophysics from the University of Leoben, Austria and a Bachelor of Science from the University of Leoben, Austria in Applied Geosciences.

Dr. Thomas Ishoey joins the Advisory Board as Biochemistry and Chemical Engineering Consultant. Dr. Ishoey has extensive experience in development and commercialization of applied microbiology and biotechnology applications including Microbial Enhance Oil Recovery (MEOR) as the application of biological processes to facilitate, increase, or extend oil production from a reservoir. He has pioneered the understanding of microbial communities at the single cell level by use of micromanipulation and developed technology to improve recovery performance by mobilizing oil left behind by primary production mechanisms, or secondary water flooding operations. Dr. Ishoey holds a master’s degree in chemical engineering and a doctorate in biotechnology, both from the Technical University of Denmark. He has also worked as visiting researcher at University of California, Los Angeles (UCLA) for a two-year period.

Paul Bristol joins the Advisory Board as Corporate Financial Consultant.  Paul has a a proven track record with over 40 years experience of accelerating revenue growth through strategic and tactical development of structural operations working with investment banks and venture capital groups to drive business growth, market development fostering performance improvement and assist companies in raising start-up and investment capital.  Paul has extensive experience in the energy sector having spent the majority of his working career in the oil and mining industries. During his career he has led a number of companies including KCA Drilling, Oilfields Inspection Services and the London Oil Club. Paul also formed the Iraq Intelligence Report whose research was distributed to BNP Paribas Bank, Bloomberg and Reuters, as well as organizing a conference in Baghdad on behalf of the Iraq Ministry of Oil.

Ron Caithness joins Ziyen UK Ltd. as General Manager of our UK branch office in Aberdeen. Ron’s role as GM is responsible for strategy, structure, budgets, people, financial outcomes and managing both the revenue and cost elements of the company. Ron is a career banker with over 35 years of experience operating throughout the UK, with a significant portion spent in Branch Banking and involved in Personal, Small Business and Corporate Banking.  Latterly operated as a Regional Manager and ultimately as Head of the Branch Network for the UK. Ron was Awarded a Fellowship from the Institute for services to Banking, FCIBS. Following his banking career, Ron set up his own Consultancy Business specializing in support to Small Business and the Agricultural Sector with loan negotiation as a critical component. Ron is also a keen sportsman, and still plays competitive curling and golf.

Greg Simpson joins the company as Head of Business Intelligence to setup the Ziyen UK Software Division based in Aberdeen, Scotland.  Greg is responsible for developing and implementing a comprehensive internal and external sales and marketing operational plan with a goal to increase revenues and profits. Greg has developed the Rebuilding Iraq Portal to be a key information source in the Iraq market for oil and construction contracts and will oversee the launch of the procurement app. Greg has 5 years’ experience leading Sales and Business Development teams in the UK Government Procurement Sector, selling business intelligence services and already has a proven track record in setting up external Business Development teams, having developed a successful remote sales operation in the business district in London. Greg graduated from the University of Aberdeen in 2011 with a 1st Class Hons Degree covering a combination of Physiology and Psychology.

Ian Gordon joins the Advisory Board as Executive Advisor. Ian brings a wealth of financial and corporate banking experience with over 38 years working for Royal Bank of Scotland (RBS) having worked in various locations including Edinburgh, London, Houston and Madrid. During seven years in Houston he was seconded for two years to open an office on behalf of the then Scottish Development Agency and was a founder director of what is now the British American Business Council in Houston. Ian represented RBS for three years in Spain as Director and General Manager of the joint venture with Banco Santander and also as a Director of RBS Gibraltar.  On taking an early retirement from RBS he later opened the Aberdeen Branch of HSBC. He is a committee member of the Energy Institute Aberdeen Highlands and Islands Branch and Treasurer of the Grampian Houston Business Association.

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ITEM 10. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Common Shares of the Company beneficially owned by all executive officers and directors as a group on the filing date of the 22nd of February 2018:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial ownership	Percent of Class
Common Shares	Officer and Directors PO BOX 1500, BONITA, 91908	19,650,000 held directly	62%

ITEM 11. SECURITIES BEING OFFERED

Shares

The Common Shares comprising the Shares will separate immediately upon closing of the Offering. The Common Shares issued to investors under this Offering Circular are not subject to any trading restrictions under SEC regulations for Reg A+ Tier 1 Offerings.

Restriction on Trading

Resale of the Common Shares are not subject to any resale restrictions in line with SEC Reg A+ rules.

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Common Shares

Shareholders are entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company, except meetings of holders of another class of shares. The sole class of shares currently issued by the Company's Common Shares. Each Common Share shall entitle the holder thereof to one vote. Subject to the preferences accorded to holders of any other shares of the Company ranking senior to the Common Shares, shareholders are entitled to dividends if, as and when declared by the Board of Directors. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Shares, subject to the preferences accorded to any other shares of the Company ranking senior to the Common Shares, are entitled to share equally, share for share, in any remaining assets of the Company.

The liability of a shareholder of Common Shares is limited to the subscription amount paid by such shareholder for the shares and there are no other financial obligations to which a shareholder is or may be subject.

FINANCIAL STATEMENTS SECTION

JUNE 30, 2018 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2016, UNAUDITED FINANCIAL STATEMENTS

JUNE 30, 2017 UNAUDITED FINANCIAL STATEMENTS

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 ZIYEN INC. – CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2018, 2017 and 2016

(Unaudited)

	June 30,	June 30,	June 30,
	2018	2017	2016
	(unaudited)	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$47,994	$9,554	$7,303
Accounts receivable	8,194	8,794	-
Total Current Assets	56,188	18,348	7,303

Property and Equipment:
Oil and gas properties, unproved	3,836,342	2,810,855	-
	3,836,342	2,810,855	-

Total Assets	$3,892,530	$2,829,203	$7,303

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable and accrued liabilities	$-	$3,100	$-
Advance from officer	24,770	18,066	8,631
Contingent Liability	-	902,960	-
Total Liabilities	24,770	924,126	8,631

Stockholders’ Equity (Deficit):
Common stock, $0.001 par value; 75,000,000 shares authorized; 13,037,186, 11,235,100 and 11,000,000 shares issued and outstanding, respectively.	13,037	11,235	11,000
Additional paid in capital	4,307,447	57,431	-
Stock payable	-	1,907,895	-
Accumulated deficit	(452,724)	(71,484)	(12,328)
Total stockholders’ equity (deficit)	3,867,760	1,905,077	(1,328)
Total Liabilities and Stockholders’ Equity (Deficit)	$3,892,530	$2,829,203	$7,303

The accompanying notes are an integral part of these consolidated financial statements

55

ZIYEN INC.

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE PERIOD FROM

INCEPTION (APRIL 11, 2016) TO JUNE 30, 2018

(Unaudited)

	For the year ended	For the year ended	From the Inception (April 11, 2016) to the Year Ended
	30-Jun-18	30-Jun-17	30-Jun-16

Revenue:	85,775	22,059	-
Operating expenses:
Selling expenses	$86,069	$7,827	$1,250
General and administrative expenses	373,310	72,641	11,078

Total Operating expenses	459,379	80,468	12,328

Income from operations	(373,604)	(58,409)	(12,328)

Other income (expenses)	(7,636)	(747)	-

Net Loss	$(381,240)	$(59,156)	$(12,328)

Net loss per share – basic and diluted	$(0.03)	$(0.01)	$(0.01)

Weighted average common shares – basic and diluted	12,479,936	11,113,265	2,410,959

The accompanying notes are an integral part of these consolidated financial statements

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ZIYEN INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM

INCEPTION (APRIL 11, 2016) TO JUNE 30, 2018

(Unaudited)

	Common stock		Additional Paid in	Stock	Accumulated	Total Stockholders' Equity
	Shares	Amount	Capital	payable	Deficit	(Deficit)
Balance as of inception, April 11, 2016	-	-	-	-	-	-
Owner contribution (distribution)						-
Net loss	-	-	-	-	(12,328)	(12,328)
Common stock issuance	11,000,000	11,000	-	-	-	11,000
Balance as of June 30, 2016	11,000,000	11,000	-	-	(12,328)	(1,328)
Property acquired through stock payable	-	-	-	1,907,895	-	1,907,895
Net income				-	(59,156)	(59,156)
Common stock issuance	235,100	235	57,431	-	-	57,666
Balance as of June 30, 2017	11,235,100	$11,235	$57,431	$1,907,895	$(71,484)	$1,905,077
Net loss		-	-	-	(381,240)	(381,240)
Property acquired through stock issuance	664,991	665	3,807,677	(1,907,895)		1,900,447
Common stock issuance	1,137,095	1,137	442,339	-	-	443,476
Balance as of June 30, 2018	13,037,186	13,037	4,307,447	-	(452,724)	3,867,760

The accompanying notes are an integral part of these consolidated financial statements

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ZIYEN INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS FROM THE PERIOD FROM

INCEPTION (APRIL 11, 2016) TO JUNE 30, 2018

(Unaudited)

	For the Year Ended	For the Year Ended	From the Inception (April 11, 2016) to the Year Ended
	June 30, 2018	June 30, 2017	June 30, 2016
Cash Flows from Operating Activities
Net loss	$(381,240)	$(59,156)	$(12,328)
Adjustment to reconcile net loss to net cash used in operating activities:
Amortization of drug license	-	-	-
Stock-based compensation	-	37,500	11,000
Changes in operating assets and liabilities:
Accounts receivable	600	(8,794)	-
Advance from officer	6,704	9,435	8,800
Other payable and accrued liabilities	(3,100)	3,100	(169)
Net cash flow used in operating activities	(377,036)	(17,915)	7,303

Cash Flows from Investing Activities
Lease acquisitions	(28,000)	-	-
Net cash flow provided by investing activities	(28,000)	-	-

Cash Flows from Financing Activities
Proceeds from issuance of common stock	443,476	20,166	-
Net cash flow provided by financing activities	443,476	20,166	-

Net increase (decrease) in cash	38,440	2,251	7,303

Cash, beginning of period	9,554	7,303	-

Cash, end of period	$47,994	$9,554	$7,303

Supplemental disclosures of cash flow information:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-
Shares issued for debt conversion	$-	$-	$-
NONCASH INVESTING AND FINANCING ACTIVITIES
Shares issued for oil & gas property acquisition	$997,487	$2,810,855	$-

The accompanying notes are an integral part of these consolidated financial statements

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ZIYEN INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2018

NOTE 1 - ORGANIZATION

Organization

Ziyen Inc. (the "Company") was incorporated in the State of Wyoming on April 11, 2016 and is based in Wyoming. The Company is set up to be the future of business intelligence by providing a suite of cutting-edge digital business intelligence, marketing and software services in and outside of the United States.

In October 2016, the Company completed Regulation A+ filing for 64 million of its common shares at $0.25 per share.

In June 2017, the Company acquired oil and gas leases in an Indiana oilfield through its newly established division, Ziyen Energy. (Note 4)

In October 2017, the Company established a UK subsidiary, Ziyen UK Limited to develop the software division of the Company, Ziyen Intelligence. Ziyen Intelligence is the software division of the company providing business information portals to offer industry targeted access to information on federal tenders, contracts and projects available for bid.

The Company has established a fiscal year end of June 30.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company maintains its accounting records on accrual basis in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

The consolidated financial statement presents the Balance Sheets, Statements of Operations, Shareholders' Deficit and Cash Flows of the Company. These consolidated financial statements are presented in United States dollars. The accompanying unaudited consolidated financial statement has been prepared in accordance with U.S. GAAP. All adjustments which are, in the opinion of management, necessary for a fair presentation of the results of operations for the interim periods have been made and are of a recurring nature unless otherwise disclosed herein.

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Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Ziyen UK Limited. All intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Equivalents

Cash and equivalents include investments with initial maturities of three months or less. The Company maintains its cash balances at credit-worthy financial institutions that are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000.

Oil and Gas Properties – Full Cost Method

The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized.

The capitalized costs of oil and gas properties, excluding unevaluated and unproved properties, are amortized as depreciation, depletion and amortization expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.

At the end of each quarter, the unamortized cost of oil and natural gas properties, net of related deferred income taxes, is limited to the sum of the estimated future after-tax net revenues from proved properties, after giving effect to cash flow hedge positions, discounted at 10%, and the lower of cost or fair value of unproved properties, adjusted for related income tax effects. This limitation is known as the “ceiling test,” and is based on SEC rules for the full cost oil and gas accounting method. There was no ceiling test write-down recorded during the year ended June 30, 2018.

The Company assesses the carrying value of its unproved properties for impairment periodically. If the results of an assessment indicate that an unproved property is impaired (which was assessed in connection with the Company’s evaluation of goodwill impairment), than the carrying value of the unproved properties is added to the proved oil property costs to be amortized and subject to the ceiling test.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, are cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of FDIC insurance limits.

Income Taxes

The Company has no income tax obligations as of June 30, 2018, due to the Company having no profits from operations in its first fiscal period.

Stock Based Compensation

The Company measures stock-based compensation cost at the grant date based on the fair value of the award and recognize it as expense, over the vesting or service period, as applicable, of the stock award.

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Revenue Recognition

Online service revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product component has occurred, the fee is fixed and determinable, and collectability is reasonably assured. If any of these criteria are not met, revenue recognition is deferred until such time as all of the criteria are met.

The Company accounts for delivered elements in accordance with the selling price when arrangements include multiple product components or other elements and vendor-specific objective evidence exists for the value of all undelivered elements. Revenues on undelivered elements are recognized once delivery is complete.

The Company records amounts collected from customers in excess of recognizable revenue as deferred revenue in the accompanying balance sheets. Revenues for maintenance agreements, software support, online services and information products are recognized ratably over the term of the service agreement.

Net Loss Per Share

The Company adopted the standard issued by the FASB, which requires presentation of basic earnings or loss per share and diluted earnings or loss per share. Basic income (loss) per share ("Basic EPS") is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") are similarly calculated using the treasury stock method except that the denominator is increased to reflect the potential dilution that would occur if dilutive securities at the end of the applicable period were exercised. During the period from Inception to June 30, 2018, as the Company reported a net loss from operations, the diluted shares outstanding excludes the effective of dilutive securities due to the anti-dilutive effect. Because the Company did not have any potentially dilutive securities, there was no difference between the basic and diluted net loss per share.

Fair Value of Financial Instruments

Accounting standards include disclosure requirements around fair values used for certain financial instruments and establish a fair value hierarchy. The three-tier hierarchy prioritizes valuation inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market, as described further in Note 5.

The Company believes the recorded values of its financial instruments, including cash and cash equivalents, accounts payable and accrued liabilities approximate their fair values due to the short-term nature of these instruments.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which amends the existing accounting standards for revenue recognition. ASU 2014-09 is based on principles that govern the recognition of revenue at an amount an entity expects to be entitled when products are transferred to customers. In July 2015, the FASB provided a one-year delay in the effective date of ASU 2014-09, to be effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, and a permission to early adopt for annual and interim periods beginning after December 15, 2016. The Company is assessing the impact of the five-step model of the new standard on its contracts compared to the results of current accounting practice. The Company has not yet determined whether it will adopt the provisions of ASU 2014-09 on a retrospective basis or through a cumulative adjustment to retained earnings. The new standard could change the amount and timing of revenue and costs under certain arrangement types and could increase the administrative burden on the Company’s operations to properly account for customer contracts and provide the more expansive required disclosures. The Company is currently evaluating the impact of adopting ASU 2014-09, but has not yet determined what effect, if any, the new guidance will have on its financial position, results of operations or cash flows.

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In February 2016, the FASB issued ASU No. 2016-02 (Topic 842) "Leases", which supersedes the lease recognition requirements in Accounting Standards Codification Topic 840, "Leases". Under ASU No. 2016-02 lessees are required to recognize assets and liabilities on the balance sheet for most leases and provide enhanced disclosures. Leases will continue to be classified as either finance or operating. ASU No. 2016-02 is effective for annual reporting periods, and interim periods within those years beginning after December 15, 2018. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements, and there are certain optional practical expedients that an entity may elect to apply. Full retrospective application is prohibited and early adoption by public entities is permitted. We are still in the process of evaluating the impact of ASU 2016-02 on our consolidated financial statements. The adoption is not expected to have a material impact on our financial position or results of operations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments. The update provides guidance for how certain cash receipts and cash payments are to be presented on the statement of cash flows. ASU 2016-15 will be effective for the Company beginning the first quarter of fiscal 2018. Early adoption is permitted. ASU 2016-15 is to be adopted using the retrospective transition method, unless it is impracticable, in which case it can be applied prospectively as of the earliest practical date. The Company does not expect the adoption of ASU 2016-15 to have a significant impact on the disclosure or cash flow presentation in its consolidated financial statements.

NOTE 3 – GOING CONCERN

The Company's consolidated financial statements are prepared using the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America, and have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has an accumulated deficit of negative $452,724 as of June 30, 2018. The Company will be dependent upon the raising of additional capital through placement of our common stock in order to implement its business plan. There can be no assurance that the Company will be successful in order to continue as a going concern. The Company is funding its initial operations by issuing common shares and contribution from officer.

NOTE 4 – OIL AND GAS PROPERTIES

On June 12, 2017, the Company entered into a lease assignment agreement with Greenleaf Energy, Inc for the oil and gas properties located Indiana, the term of the assignment of the lease lasts for five years. In exchange for the oil and gas leases, the Company agreed to issue to Greenleaf Energy, Inc a total of 1,500,000 shares of common stock (“Acquisition Shares”) subject to a three-year escrow provision as follow:

1. Initial Release at closing: 10% of total Shares issued.

2. Additional Shares Released 6 months post-closing: 15% of total Shares issued.

3. Additional Shares Released 12 months post-closing: 15% of total Shares issued.

4. Additional Shares Released 18 months post-closing: 15% of total Shares issued.

5. Additional Shares Released 24 months post-closing: 15% of total Shares issued.

6 Additional Shares Released 30 months post-closing: 15% of total Shares issued.

7. Additional Shares Released 36 months post-closing: 15% of total Shares issued.

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During the year ended June 30, 2018, the Company reached an agreement with Greenleaf Energy to remove the three-year escrow provision and no additional shares will be issued.

During the year ended June 30, 2018, the Company acquired additional 10 leases for cash of $57,000 and 997,487 common shares valued at $1.50 per share.

NOTE 5 – CAPITAL STOCK

The Company's authorized capital is 75,000,000 common shares with a par value of $0.001 per share.

2016

At its inception date, the Company granted 11,000,000 founder’s shares to Alastair Caithness, CEO. As a result, the Company recorded issuance at the par value of $11,000 as founder shares compensation

As of June 30, 2016, the Company has not granted any stock options or issued any common shares.

2017

During the year ended June 30, 2017, the Company received $20,166 in net proceeds for issuance of total 85,100 shares of common stock.

During the year ended June 30, 2017, the Company issued a total of 150,000 shares of common stock to a related party for service. The Company valued the shares at fair value of $ 37,500

2018

During the year ended June 30, 2018, the Company received $443,476 in net proceeds for issuance of total 1,137,095 shares of common stock.

During the year ended June 30, 2018, the Company issued a total of 664,991 shares of common stock for property. The Company valued the shares at fair value of $ 997,487.

NOTE 6 - RELATED PARTY TRANSACTIONS

Common Stock

During the year ended June 30, 2017, the Company has issued total 150,000 shares of common stock for service received from related party with fair value of $ 37,500.

During the year ended June 30, 2018, the Company has paid a total compensation of $77,413 to Alastair Caithness, CEO.

NOTE 7 – INCOME TAXES

The Company accounts for income taxes under standards issued by the FASB. Under those standards, deferred tax assets and liabilities are recognized for future tax benefits or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be realized through future operations.

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No provision for federal income taxes has been recorded due to the available net operating loss carry forward of approximately $452,724 will expire in various years through 2033. Future tax benefits which may arise as a result of these losses have not been recognized in these consolidated financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the future tax loss carry forwards.

The actual income tax provisions differ from the expected amounts calculated by applying the statutory income tax rate to the Company's loss before income taxes. The components of these differences are as follows at June 30, 2018, 2017 and 2016:

	2018	2017	2016
Net tax loss carry-forwards	$(381,240)	$(59,156)	$(12,328)
Statutory rate	34%	34%	34%
% Expected tax recovery	129,621	20,113	4,192
Change in valuation allowance	(129,621)	(20,113)	(4,192)
Income tax provision	$-	$-	$-

Components of deferred tax asset:
Non capital tax loss carry forwards	$129,621	$20,113	$4,192
Less: valuation allowance	(129,621)	(20,113)	(4,192)
Net deferred tax asset	$-	$-	$-

The actual income tax provisions do not differ from the expected amounts, which is none

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NOTE 8. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facilities and certain equipment pursuant to month-to-month and non-cancelable operating lease agreements that expire on various dates through August 2020. Terms of the leases provide for monthly payments ranging from $500 to $2,900. The Company incurred rent expense totaling approximately $19,674, $8,350 and $- for the years ended June 30, 2018, 2017 and 2016, respectively. Future annual minimum payments under non-cancelable operating leases are as follows:

For the years ended June 30,
2019	$6,000
2020	6,000
2021	6,000
2022	1,000
Total operating lease obligations	$19,000

NOTE 9 – SUBSEQUENT EVENTS

From July, 2018 to February, 2019, the Company issued total 187,329 shares of common stock for cash consideration.

From July, 2018 to February, 2019, the Company has issued total 323,000 shares of common stock for services.

From July, 2018 to October, 2019, the Company acquired additional 7 leases for cash of $19,380 and 20,267 common shares valued at $1.50 per share.

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PART III EXHIBITS

INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS

PART III	EXHIBITS

ITEMS 16 & 17.	INDEX TO EXHIBITS AND DESCRIPTION OF EXHIBITS

Number	Exhibit

2.1*	Articles of Incorporation

2.2*	Bylaws

3.1*	Founder Shares Subscription Agreement for Alastair Caithness dated April 11, 2016

4.1*	Form of Subscription Agreement

6.1*	Assignment of Oil and Gas Lease to Ziyen Inc

6.2*	Oil and Gas Reserve Evaluation Report

6.3*	Core Lab Compositional Analysis for Ziyen Inc.

6.4*	Exhibit D - Non-Discrimination Policy

6.5*	Code of Ethics & Compliance Policy

6.6*	HSE Policy Statement

6.7*	Code of Ethics & Compliance Policy

6.8	Letter Classifying Ziyen Inc. as an Operator and bonding First Wells - Indiana Department of Natural Resources

6.9	Program detailing Overview of Blockchain Oil and Gas Summit

12.1	Legal Opinion of Jackson L Morris

* Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chula Vista, CA, U.S.A., on March 5, 2019.

ZIYEN INC.

/s/ Alastair Caithness
Alastair Caithness
Chief Executive Officer
Principal Executive Officer
March 5, 2019

On behalf of the Board of Directors

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